Exhibit 4.21

HOTEL TRADEMARK LICENSE AGREEMENT

BY AND BETWEEN

HARD ROCK HOLDINGS LIMITED

AND

MELCO HOTELS AND RESORTS (MACAU) LIMITED

DATED AS OF JANUARY 22, 2007

i

	(N)	Limitations of Prior Approvals	23
	(O)	Ancillary Agreements	23
	(P)	Sale of Securities	23

6.	CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LICENSOR AND LICENSEE		24

	(A)	Representations and Warranties of Each Party	24
	(B)	Infringements of or by the Licensed Rights	25
	(C)	System Modification	25
	(D)	Compliance	25
	(E)	Gaming	25

7.	LEASE		26

	(A)	Lease of Licensed Location	26
	(B)	Sublease of Licensed Location	26

8.	PERSONNEL; MANAGEMENT		26

	(A)	Appointment of Managers	26
	(B)	Training of Management Personnel	26
	(C)	Training Completed	27
	(D)	Training of Replacement Managing Personnel	27
	(E)	Full Staffing; Additional Training	27
	(F)	All Training Must Be Completed to Satisfaction	27
	(G)	Use of Licensee’s Facility	27
	(H)	Leadership Conference	27
	(I)	Appointment of Hotel Manager	28
	(J)	Right of First Refusal	29

9.	ADVERTISING		29

	(A)	Advertising Prior to Opening Date	29
	(B)	Advertising After Opening Date	29
	(C)	Marketing Program	30
	(D)	Marketing Meetings	30
	(E)	Cooperation with Licensor’s Advertising Campaigns	30
	(F)	Cooperation with Licensor	30
	(G)	No Donations or Contributions	30
	(H)	Advertising Guidelines	31
	(I)	Licensee’s Cross Promotions	31
	(J)	Internet	31

10.	STANDARDS OF QUALITY AND OPERATION		32

	(A)	Operation of Hotel Must Meet Quality Standards	32
	(B)	Licensee’s Obligations	33
	(C)	Quality Notices	35

11.	ADDITIONAL COVENANTS OF LICENSEE AND LICENSOR		36

	(A)	No Gaming Activities	36
	(B)	Keep Hotel Open; Obtain and Maintain Necessary Permits	36
	(C)	Attend Conferences	36
	(D)	Maintain Confidentiality	36
	(E)	Confidential Information	36
	(F)	Prohibition Against Soliciting Employees of Licensor	37
	(G)	Efforts Required	37
	(H)	Maintenance of Interior and Exterior of Hotel	37
	(I)	Participation in Charitable Causes	37
	(J)	Only Approved Signage May Be Used at Hotel	37
	(K)	Appearance and Demeanor of Personnel	37
	(L)	Atmosphere	37
	(M)	Promote and Preserve Goodwill	38
	(N)	Prompt Payment of Amounts Due	38
	(O)	Maintain Possession of Manuals	38
	(P)	Anti-Counterfeiting Program	38
	(Q)	Corporate Compliance	38
	(R)	Reservation System	38
	(S)	Casino Licensee’s Default	39
	(T)	Approved Products	40

12.	PROTECTION AND ACKNOWLEDGMENT OF THE LICENSED RIGHTS		40

	(A)	Licensed Rights Exclusive Property of Licensor	40
	(B)	Licensee Has No Right of Ownership in Licensed Rights	40
	(C)	Licensee Will Not Challenge Licensor’s Ownership of the Licensed Rights	40
	(D)	Licensee to Cooperate Where Requested	40
	(E)	Licensee’s Covenants	41
	(F)	Hotel Name	41
	(G)	Licensee’s Duties	41
	(H)	Licensee’s Duties Regarding Infringement	42
	(I)	Licensor’s Exclusive Rights	42
	(J)	Licensee’s Improvements to be Licensed to Licensor	43
	(K)	Licensed Rights to be used only with Operation of the Hotel	43
	(L)	Licensor’s Warranty	43

13.	ACCOUNTING RECORD; RIGHT TO INSPECT		44

	(A)	Reporting Requirements	44
	(B)	Licensee’s Books and Records Available to Licensor	44
	(C)	Licensor’s Right to Audit	45
	(D)	Record Retention; Delivery to Licensor	45

14.	REQUIRED INSURANCE		45

	(A)	Obligations of Tenants, Subtenants and Contractors	45
	(B)	Schedules and Certificates of Insurance	46
	(C)	General Requirements for Insurance	46
	(D)	Deductible	46
	(E)	Waiver	46
	(F)	Coverage	46
	(G)	Defense of Claims	48

15.	TERMINATION		48

	(A)	Termination by Licensor for Cause	48
	(B)	Termination by Licensee Without Cause	50
	(C)	Termination by Licensee for Cause	50
	(D)	Nonexclusivity of Remedies	51

16.	LICENSEE’S OBLIGATIONS UPON TERMINATION OR EXPIRATION		52

	(A)	Termination of Use of Licensed Rights; Other Obligations	52
	(B)	Alteration of the Licensed Location	52
	(C)	Transfer of Telephone Directory Listings	53
	(D)	Rights Assignable	53

17.	TRANSFER		53

	(A)	Assignment By Licensor	53
	(B)	Sale or Assignment By Licensee	53
	(C)	Effect of Sale or Lease	54

18.	NON-COMPETITION		54

	(A)	During the Term	54
	(B)	Upon Transfer, Termination or Expiration	55
	(C)	Necessity of Noncompetition Restriction; Injunctive Relief	55

19.	DISPUTE RESOLUTION		55

	(A)	Accounting/ Fee Disputes	55
	(B)	Other Disputes	56
	(C)	Governing Law	57
	(D)	Injunctive Relief	58
	(E)	Consent to Jurisdiction	58
	(F)	Costs and Attorneys’ Fees	58
	(G)	Waiver of Punitive Damages and Jury Trial	58
	(H)	Limitations of Claims	58

20.	INDEMNIFICATION		59

	(A)	Indemnification by Licensee	59
	(B)	Indemnification by Licensor	59
	(C)	Method of Asserting Claims	59
	(D)	Survival	60

21.	CONDEMNATION AND CASUALTY		60

	(A)	Condemnation	60
	(B)	Casualty	60

22.	GENERAL PROVISIONS		60

	(A)	Entire Agreement	60
	(B)	Notices	61
	(C)	Independent Contractor Status	61
	(D)	Survival	61
	(E)	Severability	61
	(F)	No Third Party Beneficiary	62
	(G)	Waivers and Amendments	62
	(H)	Consents and Approvals	62
	(I)	Expenses	63
	(J)	Assignment	63
	(K)	Headings	63
	(L)	Language	63
	(M)	Counterparts	63
	(N)	Public Announcements	63
	(O)	No Solicitation	63
	(P)	Cumulative Remedies	63

23.	PARTIES ACKNOWLEDGEMENTS AND REPRESENTATIONS		64

EXHIBITS

Exhibit A	Licensed Marks
Exhibit B	Retail Lease Agreement Terms and Schedule of Shell Requirements	B-1
Exhibit C	Form of Memorabilia Lease	C-1
Exhibit D	Café Lease Agreement Terms	D-1
Exhibit E	Conceptual Design Drawings	E-1
Exhibit F	Licensed Location
Exhibit G-1	2006 Technical Services Expenses	G-1-1
Exhibit G-2	Technical Services Budget	G-2-1

v

HOTEL TRADEMARK LICENSE AGREEMENT

THIS HOTEL TRADEMARK LICENSE AGREEMENT (the “Agreement”) is made and executed as of January 22, 2007 (the “Effective Date”), by and between HARD ROCK HOLDINGS LIMITED, a corporation of the United Kingdom (“Licensor”), and MELCO HOTELS AND RESORTS (MACAU) LIMITED (“Licensee”).

RECITALS

A. Licensor and their affiliates have developed a Hotel System (as hereinafter defined) for operating full-service hotel establishments that provide lodging and food and beverage of a distinctive character and quality under the Licensed Marks (as hereinafter defined), including the name “Hard Rock Hotel.”

B. Licensee is desirous of developing and operating a hotel under the Hotel System using the Licensed Marks (as hereinafter defined) as part of a Hard Rock Hotel & Casino and has requested that Licensor grant to the Licensee the Licensed Rights (as hereinafter defined) and the other rights contained in this Agreement for, inter alia, use at, or in relation to, the Licensed Location (as hereinafter defined).

C. Licensee and Licensor desire to enter into this Agreement to have a Hard Rock Hotel (as hereinafter defined) developed and operated at the Licensed Location upon the terms and conditions set forth herein.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained herein, the grant by Licensor to Licensee of the rights to utilize the Licensed Rights as contained herein, and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged by each party hereto, Licensor and Licensee hereby agree as follows:

1. DEFINITIONS AND INTERPRETATION

(A) Definitions. For purposes of this Agreement, the following definitions shall apply:

“Accounting Referee” shall have the meaning set forth in Section 19(A) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For all purposes hereof, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract, or otherwise. For all purposes hereof, “Affiliates” of Licensor shall include, without limitation, Hard Rock USA. For all purposes hereof, “Affiliates” of Licensee shall include, without limitation, Melco International Development Limited and its Affiliates and Publishing and Broadcasting Limited and its Affiliates.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Arbitration Body” shall have the meaning set forth in Section 19(B)(1).

“Arbitration Rules” shall have the meaning set forth in Section 19(B)(1).

“Bar” shall mean the bar located at the Licensed Location.

“Books and Records” shall have the meaning set forth in Section 13(B) hereof.

“Branded Merchandise” shall mean those, and only those, items of personal property, products and merchandise utilizing or bearing the Licensed Marks.

“Budget” shall have the meaning set forth in Section 5(H)(3).

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Macau for a full range of business.

“Café Lease Agreement” means the café lease agreement for the Hard Rock Café to be located in the Hotel that incorporates the terms and requirements contained in Exhibit D.

“Casino” shall mean the casino that has contiguous corridors to the Hotel and operated under the Casino License.

“Casino License” shall mean that casino license agreement of even date herewith between Licensor and Casino Licensee.

“Casino Licensee” shall mean Melco PBL Gaming (Macau) Limited (formerly known as PBL Entertainment (Macau) Limited).

“Casino Memorabilia Lease” shall mean that memorabilia lease of even date herewith between Licensor, as lessor, and Casino Licensee, as lessee.

“City of Dreams Land” shall mean the block of land of approximately 113,325 square metres on Taipa Island adjacent to Taipa-Coloane Causeway and Cotai reclamation area being the block on which the City of Dreams resort will be constructed.

“Claims” shall have the meaning set forth in Section 20(A) hereof.

“Competitor” shall mean a Person that owns, operates or manages, directly or indirectly, a facility operated as (a) a Planet Hollywood; (b) a Motown Cafe, House of Blues or other similar restaurant chain (i) operating under the same name in six or more Metropolitan Areas, (ii) with music theme-related icons or memorabilia displayed throughout the premises in a museum or collection type manner (but excluding self promotional items of a single individual), and (iii) which derives greater than ten percent (10%) of its gross revenues from the sales of merchandise; (c) Morgan Group’s Hotel; (d) “W” Hotel; or (e) Kimpton Hotel.

“Comprehensive Project Design” shall have the meaning set forth in Section 5(A)(1).

“Concept” shall mean any design or theme for use in the Hotel including but not limited to any individual guest rooms, apartments or suites, restaurant, bar, café, club, spa, health club, entertainment venue or live music venue.

“Conceptual Design Drawings” shall have the meaning set forth in Section 5(A)(1) hereof.

“Conceptual Design Package” shall mean the conceptual design phase as described in the Hard Rock Development Standards.

“Confidential Information” shall mean either Licensor Confidential Information or Licensee Confidential Information, as the context requires.

“Continuing Fee(s)” means the fee(s) payable by Licensee for the duration of this Agreement to Licensor as consideration for the use of the Licensed Rights under the terms and conditions of this Agreement, and as more specifically provided for in Section 4(A) hereof.

“Construction Documents” shall mean the construction documents phase as described in the Hard Rock Development Standards.

“Controlling Interest” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Licensee, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the direct or indirect ownership of twenty percent (20%) or more of the equity interests of Licensee.

“Design Development” means the design development phase as described in the Hard Rock Development Standards.

“Dispute” shall have the meaning set forth in Section 19(B)(1) hereof.

“Dispute Notice” shall have the meaning set forth in Section 19(A) hereof.

“EBITDA” shall mean, during the relevant period, net income, before interest charges (net of interest income), federal, state and local income taxes, and depreciation and amortization, calculated in accordance with GAAP.

“Effective Date” shall have the meaning set forth in the first paragraph hereof.

“Event of Default” shall mean a Licensee Event of Default or a Licensor Event of Default as defined in Section 15(A) and 15(C), respectively, as the context requires.

“Excluded Imputed Value” shall mean fifty percent (50%) of the imputed value (as defined in the definition of Room Revenues) of complimentary hotel rooms provided without charge to a Hotel guest to reduce vacancies at the Hotel for a period not to exceed sixty (60) days, as part of temporary strategies to address a “substantial loss of business” resulting from a wide spread occurence of infectious disease (including without limitation SARs and bird flu), affecting an area within 500 mile radius of the Hotel, and having a material adverse effect on hotel business in Territory, provided that such a “substantial l oss of business” shall be established only if (a) the average daily room vacancy rate at the Hotel is at or above seventy-five percent (75%) for a consecutive period of seven (7) days during the persistence of such wide spread occurence of infectious disease and (b) the overall market occupancy rate of similar hotels in the Territory during such seven (7) day period is at least fifty percent (50%) lower than the market occupancy rate of similar hotels in the Territory during the same seven (7) day period for the immediately preceding calendar year not affected by such wide spread occurence of infectious disease.

“Fees” shall have the meaning set forth in Section 4(D) hereof.

“FF&E” shall mean all furniture, fixtures and equipment (other than Operating Equipment, Operating Supplies and all furniture, fixtures and equipment installed or used for operation of the Casino) located at or used in connection with the Hotel, including without limitation: (i) all furniture, furnishings, built-in furniture, carpeting, draperies, decorative millwork, decorative lighting, doors, cabinets, hardware, partitions (but not permanent walls), televisions and other electronic equipment, interior plantings, interior water features, artifacts and artwork, and interior and exterior graphics; (ii) communications equipment; (iii) all fixtures and specialized hotel equipment used in the operation of kitchens, laundries, dry cleaning facilities, bars and restaurants; (iv) telephone and call accounting systems; (v) rooms management systems, point-of-sale accounting equipment, front and back office accounting, computer, duplicating systems and office equipment; (vi) cleaning and engineering equipment and tools; (vii) vehicles; (viii) recreational equipment; and (ix) all other similar items which are used in the operation of the Hotel, excluding, however, any personal property which is owned by subtenants, licensees, concessionaires or contractors or used by any of them under any lease, license or similar agreement between any of them with a third party.

“Fiscal Year” shall mean the twelve (12) month period commencing January 1 and ending December 31, except that the first Fiscal Year shall be that period commencing on the Opening Date and ending on the next December 31, which is at least one (1) year thereafter.

“Food and Beverage” means those items of food and beverage sold at the Hotel or by the Hotel.

“Food and Beverage Revenues” shall mean all revenues, income and proceeds of any kind from the sale of Food and Beverage at or by the Hotel.

“Force Majeure” shall mean war, terrorism, epidemic, riots, civil commotion, labor disputes, strikes, lockouts, inability to obtain labor or materials, fire, hurricane, windstorm, flooding, or other acts or elements, accidents, government restrictions or appropriation or other causes, whether like or unlike the foregoing, beyond the control of a party hereto. Such events will only be considered “force majeure” events if the occurrence of any such event renders a party unable to perform, in whole or in part, its obligations under this Agreement.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“GDS” means the computer network which provides travel agents and/or other consumers with access to hotel, rental car, airline and other customer service reservation availability.

“Governmental Authority” means any foreign, federal, state or local governmental or tribal entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof having jurisdiction over the Licensed Location or the Hotel.

“Guest Profile Data” means all personal guest profile, including demographic information, and information regarding guest preferences.

“Guest Room(s)” shall mean each rentable unit in the Hotel consisting of a room or suite of rooms generally used for overnight guest accommodation, entrance to which is controlled by the same key. Adjacent rooms with connecting doors that can be locked and rented as separate units shall be deemed to be separate Guest Rooms.

“Hard Rock Café” means a café, restaurant or similar establishment offering food and beverages under the “Hard Rock” trademark.

“Hard Rock Corridors” shall mean the corridors and passageways that are not within the main footprint of the Hotel or the Casino but connect the Hotel to the Casino or the Hard Rock Café to the Hotel or the Casino.

“Hard Rock Development Standards” means the development standards dated September 21, 2006 with respect to Hard Rock Hotels provided by Licensor to Licensee, as amended from time to time with mutual consent of the parties hereto.

“Hard Rock Elements” shall mean those aural or visual aspects of the Hard Rock Hotel which uniquely identify a facility as being a Hard Rock Hotel, including but not limited to (1) the use of distinctive exterior and interior designs, layouts, concepts, decor, music-related memorabilia and icons, and staff uniforms; (2) the process for training employees in all customer service and interface positions; (3) the electronic visual and audio aspects of the Hard Rock Hotel, including but not limited to music and video selection; (4) advertising and marketing standards for the uses and presentation of the Licensed Marks, including such usage in connection with media events, television, radio and print, and coordination of public relations activities; (5) distinctive furniture, distinctive carpeting, decorative millwork, decorative lighting, acoustics, graphics, signage and audio visual equipment; (6) Food and Beverage selection; and (7) any other use or display of the Licensed Marks.

“Hard Rock Hotel” means a hotel, lodge or inn or similar establishment within a property or resort named or identified with the Licensed Marks which is an all-inclusive place for overnight lodging. The term “Hard Rock Hotel” shall include the hotel buildings and structures at any time constructed and situated on the land, whether owned or leased, comprising that location, and all facilities, structures and improvements relating thereto, including, without limitation, any lobbies, kitchen, dining rooms, restaurants, meeting and banquet rooms and facilities, bars, swimming pools, theaters, health clubs, landscaping, parking areas, roadways and walkways: provided that the term “Hard Rock Hotel” shall not include time-share and condominium components (whether as part of a rental pool or otherwise) or housing and extended-stay facilities.

“Hard Rock Hotel & Casino” shall mean a Hard Rock Hotel that includes a casino at the premises of, or adjacent to, the hotel.

“Hard Rock Hotel Retail Store” shall mean that area within the Hotel to be leased to an Affiliate of Licensor or a licensee designated by Licensor pursuant to the Retail Lease Agreement or to be operated by Licensee or an Affiliate of Licensee to sell Branded Merchandise and other music inspired items and sundries. Licensee shall build the shell of the Hard Rock Hotel Retail Store in accordance with the Shell Specifications contained in Exhibit B hereof, subject to the fit-out of the Hard Rock Hotel Retail Store being completed by Licensor, an Affiliate of Licensor or a licensee designated by Licensor, Licensee or an Affiliate of Licensee, as the case may be.

“Hard Rock STP” shall mean Hard Rock Cafe International (STP), Inc., a New York corporation.

“Hard Rock USA” shall mean Hard Rock Café International (USA), Inc., a Florida corporation.

“Hotel” shall mean the Hard Rock Hotel to be constructed and operated by Licensee at the Licensed Location. The Hotel shall include all improvements and related amenities and structures constructed on the Licensed Location (including, without limitation, the Hotel building and all operating systems therein) and all FF&E and other fixed assets installed in such improvements. Unless otherwise specified herein, for the purpose of this Agreement, the term “Hotel” used herein shall not include the Casino.

“Hotel Guest Profile Data” shall have the meaning set forth in Section 11(R)(3) hereof.

“Hotel System” shall mean those procedures, standards, specifications, controls, systems, manuals, guides, and other distinguishing elements or characteristics which Licensor and its Affiliates have developed in connection with the operation of Hard Rock Hotels, including, without limitation, the Licensed Marks, the Manuals, the Hard Rock Development Standards, the Management Standards, the Hard Rock Elements, the Reservation System and any proprietary software, as such may from time to time be modified by Licensor. Licensee acknowledges and agrees that Licensor and its Affiliates have the exclusive rights to and in the Hotel System (and all parts thereof).

“Indemnify” means to defend, indemnify against, hold harmless from, and reimburse for.

“Infringement Claim” shall have the meaning set forth in Section 12(H).

“Interest Rate” means, with respect to any date, the prime rate listed in the “Money Rates” section of the Wall Street Journal published on such date plus two percent (2.0%) per annum, provided that in no event shall the Interest Rate exceed the maximum rate permitted by applicable Law(s).

“Law(s)” means any and all laws, judgments, decrees, orders, rules, regulations or official legal interpretations of any Governmental Authority.

“Lease” shall have the meaning set forth in Section 7(A).

“Licensed Location” means the location where the Hotel is to be located, including, the freehold or long-term leasehold interest in the Licensed Location, plus all corridors/passageways connecting the Hotel to the Casino, as approved by Licensor pursuant to Section 5(B) hereof, and includes such real property, all structures located or constructed thereon, all FF&E, and all appurtenances to any of the foregoing, together with all easements, entrances, exits, rights of ingress and egress thereto, and all improvements thereon or thereto. Exhibit F attached hereto contains the address and a detailed description of the Licensed Location.

“Licensed Marks” shall mean those marks as depicted (and subject to the restrictions) set forth in Exhibit A hereto and any other trademark, service mark and commercial symbol specifically designated from time to time by Licensor for use by Licensee for the Hotel.

“Licensed Rights” means the right to use the Licensed Marks, the Hard Rock Elements and the Hotel System for the operation of a Hard Rock Hotel at the Licensed Location.

“Licensee Confidential Information” shall mean any information or material that relates to the Licensee and its Affiliates that is not generally disclosed to the public, or which is designated as confidential by Licensee, including without limitation (i) all information, knowledge or data relating to new products and entertainment concepts, (ii) strategic plans, pricing policies, recipes (other than generic recipes) and the testing thereof, (iii) ideas, trade secrets, training programs and techniques, proprietary ideas and concepts, marketing and advertising techniques and plans, design, sourcing and providing goods and services, (iv) operating results and financial performance of the Hotel, and (v) the terms of this Agreement; provided, however, that Licensee Confidential Information shall not include information or material that: (i) is or becomes generally available to the public other than as a result of a disclosure by the party receiving it hereunder, (ii) is or becomes available to Licensor from a third party which, to the knowledge of Licensor is entitled to disclose it without restriction, (iii) was known to Licensor from previous business experience before Licensee provided it to Licensor (directly or indirectly) or (iv) Licensor Confidential Information, including, without limitation, any information relating to the Hotel System and the Manuals. Notwithstanding the foregoing, Licensee acknowledges and agrees that Licensor may disclose the terms of this Agreement to its Affiliates, the Government Authority and its contractors and other professionals engaged by it on a need to know basis for or in relation to the development and construction of the Hotel and the applicable stock exchanges in relation to the listing of securities of Licensee or any of its Affiliates.

“Licensor Confidential Information” shall mean any information or material that relates to the development and operation of Hard Rock Hotels that is not generally disclosed to the public, or which is designated as confidential by Licensor, including, without limitation, (i) the Hotel System and related Manuals and all information, components and elements set forth therein, (ii) all information, knowledge or data relating to new products and entertainment concepts, (iii) strategic plans, pricing policies, recipes (other than generic recipes) and the testing thereof, (iv) ideas, trade secrets, training programs and techniques, proprietary ideas and concepts, marketing and advertising techniques and plans, design, sourcing and providing goods and services, (v) operating results and financial performance of Hard Rock Hotels (other than the Hotel), and (vi) the terms of this Agreement; provided, however, that Licensor Confidential Information shall not include information or material that: (i) is or becomes generally available to the public other than as a result of a disclosure by the party receiving it hereunder, (ii) is or becomes available to Licensee from a third party which, to the knowledge of Licensee is entitled to disclose it without restriction, or (iii) was known to Licensee from previous business experience before Licensor provided it to Licensee (directly or indirectly). Notwithstanding the foregoing, Licensee acknowledges and agrees that Licensor may disclose to prospective purchasers of Licensor or its Affiliates or the Licensed Rights the terms of this Agreement.

“Management Standard” shall mean the standard of operation, frequency of repairs made, cleanliness, quality of materials used, degree of training and retraining for employees and other similar considerations, as defined by Licensor’s standard of practice as determined by Licensor from time to time, which standard is currently substantially similar to the standards practiced by facilities earning a “four diamond” rating by the Automobile Club of America.

“Manuals” shall mean, collectively, all operating manuals, training manuals and all accompanying workbooks developed by Licensor or a third party and approved by Licensor, to implement the Hotel System pursuant to this Agreement, as amended, supplemented, or otherwise modified from time to time by Licensor.

“Melco Affiliate” shall mean an Affiliate of Licensee or an Affiliate of Casino Licensee in which Licensee and/or Casino Licensee shares controlling ownership interest. For purposes hereof, “controlling ownership interest” means at least 51% voting equity interest.

“Memorabilia Lease” shall mean that certain Memorabilia Lease by and between Hard Rock STP, as lessor, and Licensee, as lessee, whereby Hard Rock STP shall lease “rock and roll” memorabilia to Licensee for display in the Hotel, in the form attached hereto as Exhibit C.

“Metropolitan Area” shall mean metropolitan areas with a central city or an urbanized area having a minimum population of fifty thousand (50,000) with a total metropolitan population of at least one hundred thousand (100,000) and including all communities that have strong economic and social ties to the central city.

“Notice(s)” shall the meaning set forth in Section 22(B) hereof.

“Opening Date” shall mean the date the Hotel is opened for business to the public for business as a Hard Rock Hotel with one hundred percent (100%) of its Guest Rooms and public space being open to the public and with the Casino being open to the public, in each case with all required liquor, gaming and other licenses and permits.

“Operating Equipment” means all china, glassware, silverware, linens, towels, uniforms, and similar items, as described by the Manuals, used in, or held in storage for use in (or, if the context so dictates, required in connection with), the operation of the Hotel in accordance with the requirements of this Agreement.

“Operating Period” means the period beginning with the Opening Date and continuing for the Term of this Agreement.

“Operating Supplies” means all consumable items, as described in the Manuals, used in, or held in storage for use in (or, if the context so dictates, required in connection with), the operation of the Hotel in accordance with the requirements of this Agreement, including, without limitation, fuel, soap, shampoo, toiletries, cleaning material, matches, napkins, stationery and similar items.

“Operating Year” shall mean a twelve (12) month calendar year period, except that the first Operating Year shall be that period commencing with the Opening Date and ending on the last day of the calendar year after the Opening Date, and the last Operating Year shall end on the day prior to the tenth (10th) anniversary of the Opening Date.

“Permits” means any and all licenses, permits, approvals, variances, waivers or consents from any Governmental Authority.

“Person” shall mean (i) an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, estate, trust, unincorporated association or other entity, (ii) any Governmental Authority, and (iii) a fiduciary acting in such capacity on behalf of any of the foregoing.

“Pledge” shall have the meaning set forth in Section 5C(2)(a).

“Pre-Opening Coordinators” shall have the meaning set fort in Section 5(J).

“Pre-Opening Period” means the period from the date hereof until the Opening Date.

“Project Casino” shall mean the gaming facility that is located on the City of Dreams Land, of which the Casino is a component.

“Reservation System” means the reservation system developed by the Licensor or its designee for Hard Rock Hotels, or approved by Licensor as provided in Section 11(R).

“Restaurant” shall mean any restaurant other than the Hard Rock Café located at the Licensed Location.

“Restaurant Requirements” shall have the meaning set forth in Section 5(D).

“Retail Lease Agreement” shall mean the retail lease agreement for the Hard Rock Hotel Retail Store that incorporates the terms and requirements set forth in Exhibit B.

“Room Revenues” shall mean all revenues, income and proceeds of any kind from the rental of Guest Rooms, conference rooms and meeting rooms at the Hotel (whether from cash, check, credit card, credit transactions or otherwise), including but not limited to the fair market value of any barter and other non-cash property and services received by Licensee as an alternative to cash payments, excluding any Federal, state and municipal excise, sales, resort, use, and other taxes collected from patrons or guests as a part of or based upon the sales price of any goods or services, including, without limitation, gross receipts, room, bed, admission, cabaret, or similar taxes, provided that Room Revenues shall include the imputed value of complimentary hotel rooms (including rooms provided without charge to a patron or guest as an award under a loyalty program or scheme, but less the Excluded Imputed Value). The imputed value shall be at a rate equal to seventy-five percent (75%) of the average daily rate on a calendar month basis of customers paying by cash or cash equivalent (including, without limitation, checks, travelers check and credit cards). For the avoidance of doubt, the parties agree that Room Revenues shall not include: (i) revenues from the Hotel’s Food and Beverage operations; (ii) revenues from the parking facility; (iii) revenues from any other ancillary Hotel facilities; and (iv) revenues from the operation of the Casino.

“Schematic Design” means the schematic design phase as described in the Hard Rock Development Standards dated September 21, 2006, as amended from time to time.

“Target Opening Date” shall have the meaning set forth in Section 5(M) hereof.

“Technical Services” shall have the meaning set forth in Section 5(H) hereof.

“Technical Services Fee” shall have the meaning set forth in Section 4(B).

“Term” shall have the meaning set forth in Section 3 hereof.

“Territory” shall mean the Macau Special Administrative Region of the People’s Republic of China.

“Total Revenues” shall mean Room Revenues, Food and Beverage Revenues and all other revenue and income of any kind derived by Licensee directly or indirectly (whether from cash, check, credit card, credit transaction or otherwise) from the operation of the Hotel and the Hotel facilities, including but not limited to the fair market value of any barter and other non-cash property and services received by Licensee as an alternative to cash payments, proceeds from use by guests of telephones, internet access, telecopiers, computers, in-room movies and other entertainment, any arcades or game rooms within the Hotel, other charges received by the Hotel from the use by guests, invitees and others of Hotel health club and other athletic or recreational or theater facilities or services provided by the Hotel, and other revenue and income, in each case attributable to the period under consideration

(including rentals or other payments from licensees, lessees, or concessionaires of retail space in the Hotel (including the Restaurant, the Hard Rock Hotel Retail Store and the Hard Rock Café), but not gross receipts of such licensees, lessees, or concessionaires, unless such licensees, lessees, or concessionaires are Melco Affiliates of Licensee or Casino Licensee) determined in accordance with GAAP; except that the following will not be included in determining Total Revenues:

(i) applicable excise, sales, occupancy and use taxes, or similar government taxes, duties, levies, or charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret, or similar or equivalent taxes;

(ii) receipts from financing, sale or other disposition of the Hotel, capital assets, FF&E and other items not in the ordinary course of the Hotel’s operations and income derived from securities and other property acquired and held for investment;

(iii) receipts from awards or sales in connection with any confiscation, from other transfers in lieu of and under the threat of any confiscation, and other receipts in connection with any confiscation, but only to the extent that such amounts are specifically identified as compensation for confiscation, alterations or physical damage to the Hotel;

(iv) proceeds of any hazard or casualty insurance, other than business interruption insurance;

(v) revenues from the operation of the Hard Rock Hotel Retail Store and the Restaurant;

(vi) gratuities to employees or service charges levied in lieu of such gratuities which, in either case, are paid to employees; and

(vii) revenues from the operation of the Casino.

Total Revenue shall include the imputed value of complimentary Food and Beverages dispensed from the Hotel and imputed value of complimentary hotel rooms (including rooms and services provided without charge to a patron or guest as an award under a loyalty program or scheme), except for complimentary rooms provided to Licensor or its Affiliates. The imputed value of hotel rooms shall be equal to seventy-five percent (75%) of the average daily rate on a calendar month basis of customers paying by cash or cash equivalent (including, without limitation, checks, travelers check and credit cards). The imputed value of complimentary Food and Beverage dispensed by the Hotel shall be equal to the menu price of such items.

Notwithstanding the foregoing, in the event Licensee, Casino Licensee, or any of their respective Melco Affiliates, operates any part of the Hotel, including, without limitation, the Restaurant and/or Bar, Licensee acknowledges and agrees that all revenue and income of any kind derived by Casino Licensee or such Melco Affiliate shall be included in determining Total Revenues.

“Warrantor” shall have the meaning as set forth in Section 6(A)(1) hereof.

(B) General Interpretation. Where used in this Agreement, the following expressions shall have the following meanings respectively unless the context or specific language otherwise requires or acknowledges: (i) the singular includes the plural and vice versa; (ii) a reference to a gender includes all genders; (iii) a reference to a natural person includes the heirs, executors, administrators and permitted assigns of that person and a reference to a corporate body includes the successors and permitted assigns of that corporate body; (iv) a reference to a person or corporate body shall be taken to include that person or body acting in a trustee or other representative capacity; (v) a reference to two (2) or more persons means those persons jointly and severally; (vi) where a word or expression is defined, other parts of speech and grammatical forms of that word or expression have corresponding meanings; (vii) headings are for ease of reference and do not affect the construction of this document; (viii) a reference to a statute shall include all amendments for the time being in force and any other statute enacted in substitution therefor and all regulations, proclamations, ordinances and by-laws for the time being in force under that statute and any notice, demand, order, direction, requirement or obligation pursuant to or under that statute or those regulations, proclamations, ordinances and by-laws; (ix) a reference to a recital, clause, schedule or annexure is to a recital, clause, schedule or annexure of or to this document and a recital, schedule or annexure forms part of this document; (x) a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, restated or replaced from time to time; (xi) a right includes a remedy, authority and power; (xii) a reference to money means the lawful currency of the United States of America; (xiii) if the day on which any act, matter or thing is to be done under or pursuant to this document is not a Business Day, that act, manner or thing, if it involves a payment other than a payment which is due on demand, shall be done on the preceding Business Day; and in all other cases, shall be done no later than the next Business Day.

2. GRANT; SCOPE

(A) Grant. Licensor hereby grants to Licensee, upon and subject to the terms and conditions contained in this Agreement, and Licensee hereby accepts, the right and license to develop, operate, own, manage and promote the Hotel using and in accordance with the Licensed Rights at or in relation to the Licensed Location. This Agreement is conditional upon Licensee entering into the Memorabilia Lease and Casino Licensee entering into the Casino License and Casino Memorabilia Lease, simultaneously with the execution of this Agreement. This Agreement must remain in full effect during the term of the Casino License.

(B) Scope. All rights granted herein to Licensee to utilize the Licensed Rights are limited to the establishment, operation and promotion of the Hotel at and from and in relation to the Licensed Location to be operated as an element of a Hard Rock Hotel & Casino facility in conjunction with the Casino License to the extent specifically provided for in this Agreement. Licensee acknowledges that the Casino must be contiguous to the Hotel and that any passage way connecting the Casino and the Hotel shall be subject to the terms of this Agreement and the Hotel System. Licensee may not otherwise commercialize or utilize, whether or not for profit, any of the Licensed Rights. Licensee may not use any trademarks, trade names, service marks, commercial symbol or logos containing the name “Hard Rock” unless they are Licensed Marks. The rights granted to Licensee hereunder shall not entitle Licensee to sell Branded Merchandise from the Licensed Location or any other location, and Licensee acknowledges that Branded

Merchandise may be sold at the Licensed Location only by Licensor or its Affiliates or by a Person duly licensed by Licensor or its Affiliates to sell Branded Merchandise. The rights granted hereunder shall also not entitle Licensee to use the Licensed Marks for any on-line gaming activities. Licensee shall be entitled to authorize the use of the Licensed Marks by its tenants and establishments located at the Hotel for the limited purpose of identifying their location at the Hotel, and for no other purpose, provided, however, any document containing such authorization is subject to the prior written approval of Licensor.

(C) Territory. During the Term of this Agreement, except as otherwise provided herein, Licensor and/or its Affiliates will not own, operate, manage or grant a license for the operation of any other facility located in the Territory to utilize any trademark or trade name that embodies the words “Hard Rock” without prior written consent of Licensee, except for the Casino License and any license for the operation of the Hard Rock Café or Hard Rock Hotel Retail Store. Notwithstanding the exclusivity provided for in this Agreement and the restrictions that Licensor has agreed to hereunder, Licensee acknowledges and agrees that Leisure Ventures Pte Ltd, a Singapore corporation, has the right to develop, manage or franchise a Hard Rock Hotel overnight lodging units in the Territory pursuant to an existing agreement with an Affiliate of Licensor, and that any such development, franchise, licensing or operation of a Hard Rock Hotel in the Territory pursuant to such right shall not constitute a breach under or give rise to any claim under or right to terminate this Agreement.

(D) Reserved Rights. Licensor reserves all rights not specifically granted to Licensee pursuant to this Agreement. Therefore, nothing in this Agreement shall prevent Licensor or its Affiliates from (i) developing or licensing others to develop Hard Rock Hotels with or without casinos, Hard Rock casinos, Hard Rock themed timeshare, Hard Rock Hotel & Casinos, Hard Rock Beach Clubs, Hard Rock Cafes, Hard Rock Live! facilities, any other resorts, hotels and/or casinos, and other facilities using any names or marks (including the Licensed Marks) anywhere outside the Territory, and (ii) promoting and protecting all such facilities anywhere in the world. In addition to the foregoing, nothing in this Agreement shall prevent Licensor, or its Affiliates from (a) selling, or licensing third parties to sell, Branded Merchandise, or (b) owning, developing (or licensing others to develop) or operating, anywhere in the world (i) any form of on-line merchandising or gaming (no matter where a Person logs in for such on-line merchandising or gaming service); (ii) any form of lodging, restaurant, merchandising or gaming activities conducted on or from a vessel; or (iii) any resort, hotel, casino, hotel/casino, restaurant or other facilities of any kind located anywhere in the world (including within the Territory) that are not branded with the “Hard Rock” name. Licensee acknowledges and agrees that no rights are or will be granted in this Agreement for the development, construction, operation or maintenance or other interest in any “Hard Rock Cafe” or “Hard Rock Beach Club”, which rights are retained by Licensor or one of its Affiliates.

(E) Restrictions.

(1) The rights granted to Licensee do not include any rights to use or otherwise identify the Licensed Marks with any businesses or facilities other than as herein granted respecting the Hotel at and from the Licensed Location and pursuant to Section 9(I). Licensee shall not use or register any trademark which is confusingly similar to the Licensed Marks or use the Licensed Marks in any manner which creates a unitary or composite trademark with the trademark of any third party. Licensee shall use the representations of the Licensed Marks, with respect to the location of the words in the design logo, only in the manner set forth in this Agreement with the words “Hard Rock Hotel” within the circle logo and the geographic or other designation described therein below the circle logo. Without Licensor’s express written consent, in its sole discretion, Licensee shall not replace the word “Hotel” within the circle logo with any other designation.

(2) Neither Licensee nor its Affiliates shall, or permit any third party to, at any time, construct, operate or maintain at the Hotel any business that (i) is confusingly similar to a Hard Rock Café; (ii) offers a menu substantially similar to the menu offered by Hard Rock Cafés (provided, however, nothing contained herein shall prohibit Licensee from offering for sale within the Hotel any generic dish or beverage such as a hamburger or a milkshake); (iii) contains any memorabilia similar to that found in a Hard Rock Café; (iv) displays rock-n-roll artwork photographs or otherwise includes a music theme in the décor; or (v) is named with reference to a Licensed Mark or includes “Hard Rock,” “Rock-n-Roll” or other modern musical reference.

3. TERM

This Agreement shall be effective and binding from the date of its execution, as set forth on the first page hereof, and shall continue for a term of ten (10) Operating Years after the Opening Date (“Term”), unless sooner terminated as provided herein and the parties intend this Agreement to be coterminous with the Casino License. Licensor and Licensee agree that this Agreement and the license granted by this Agreement are not renewable.

4. COMPENSATION TO LICENSOR

(A) Continuing Fees. Licensee hereby agrees to pay to Licensor, commencing on the Opening Date, monthly fees (the “Continuing Fees”) equal to Two and One-Half Percent (2.5%) of monthly Total Revenues.

(B) Technical Services Fee. As consideration for the Technical Services provided by Licensor, Licensee shall pay to Licensor $292,800 (the “Technical Services Fee”). The Technical Services Fee will be payable fifty percent (50%) upon the date hereof, with the balance to be paid on or before the fifteenth (15th) day of each month in twenty-four (24) equal monthly installments commencing on the fifteenth (15th) day of the first month after the date hereof. The amount of Technical Services Fee represents the Technical Services Fee for 366 Guest Rooms. If Licensee decides to construct additional Guest Rooms (not to exceed 750 Guest Rooms), an additional Technical Services Fee equal to Eight Hundred Dollars ($800) per additional Guest Room (the “Additional Technical Service Fee”) will be payable as follows: (a) immediately upon determination of the number of additional hotel Guest Rooms, a percentage of the Additional Technical Services Fee equal to the quotient of (i) the number of full calendar months since the Effective Date divided by (ii) twenty-four (24); and (b) the balance in equal monthly installments with the first payment due on the twentieth (20th) day of the month immediately following payment due under (a) hereof, and the last payment due on the twentieth (20th) day of the twenty-fourth (24th) month after the Effective Date.

(C) Marketing Fee. As consideration for the marketing services provided by Licensor pursuant to Section 9 (C), hereof, Licensee hereby agrees to pay to Licensor, commencing on the Opening Date, monthly fees equal to Three-Fourths Percent (0.75%) of monthly Total Revenues (“Marketing Fee”).

(D) Payment of Fees. The Continuing Fees, Marketing Fee and the Technical Services Fee will be payable to Licensor monthly in arrears, within thirty (30) days after the end of each month. The Technical Services Fee shall be prorated for partial months. The Technical Service Fee, Continuing Fees, Marketing Fee and all other fees, contributions, expenses and reimbursements due from Licensee hereunder (collectively, “Fees”) shall be paid by wire transfer of immediately available funds to an account designated in writing from time to time by Licensor. In addition to the Fees due to Licensor hereunder, Licensee acknowledges and agrees that it will timely pay all fees due to Hard Rock STP under the Memorabilia Lease.

(E) Currency. All payments hereunder to be calculated in the currency of the Territory and converted to United States Dollars for payment to Licensor shall be converted at the spot currency rate announced by Citibank as of 9:00 a.m. (Eastern Standard Time) as of the business date immediately preceding the date on which payment is transmitted. However, if a payment is transmitted after the date payment is due, the currency exchange rate used shall be (i) the rate as of the date payment was due or (ii) the rate as of the date the payment is transmitted, whichever rate produces the larger amount in United States Dollars.

(F) Withholding Taxes. In the event that any amount payable by Licensee to Licensor or its Affiliates hereunder are subject to withholding or other taxes that Licensee is required to deduct from such payments, Licensee shall remit the tax to the appropriate governmental agency on Licensor’s behalf and shall provide Licensor a copy of each withholding tax remittance notice which it files with such agency. Furthermore, Licensee shall promptly deliver to Licensor receipts of applicable governmental authorities for all such taxes withheld or paid. Licensee shall be responsible for and shall indemnify and hold Licensor and its Affiliates harmless against any penalties, interest and expenses incurred by or assessed against Licensor or its Affiliates as a result of Licensee’s failure to withhold such taxes or to remit them to the appropriate taxing authority. Licensee shall fully and promptly cooperate with Licensor to provide such information and records as Licensor may request in connection with any application by Licensor to any taxing authority for tax credits, exemptions or refunds available for any withholding or other taxes paid or payable by Licensor. In the event Licensor is required to refund to Licensee any amounts paid hereunder pursuant to the terms and conditions of this Agreement, Licensor shall not be required to refund that portion of those amounts which were withheld by Licensee in order to comply with any applicable tax law; provided that if Licensee is entitled to a refund from the appropriate taxing authority of the portion withheld (and not refunded to Licensor), Licensor shall reasonably cooperate with Licensee to provide, at Licensee’s sole cost and expense, such information and document necessary for Licensee to obtain the refund.

(G) Legal Restrictions. If at any time, any legal restriction shall be imposed upon the purchase of United States Dollars or the transfer to or credit of a non-resident entity with payments in United States Dollars, Licensee shall notify Licensor immediately. Licensee shall use its best efforts to obtain any consents or authorizations which may be necessary in order to permit timely payments in United States Dollars of all amounts payable hereunder. While such restrictions are in effect, Licensor may require Licensee to deposit all amounts due but unpaid as a result of such a restriction in any type of account, in any bank or institution in the Territory designated by Licensor and in any currency designated by Licensor that is available to Licensee. Licensor shall be entitled to all interest earned on such deposits. If such legal restrictions prevent the payment by Licensee of amounts due hereunder in United States Dollars the parties must negotiate in good faith alternative payment terms which will allow the Licensee to make payments under this Agreement in an alternative currency. In the event such restrictions prevent payment by Licensee of amounts due hereunder in United States Dollars for a period of twelve (12) consecutive months or more, Licensor may, at its sole and exclusive option, terminate this Agreement effective upon delivery of written notice thereof to Licensee.

(H) All Fees Are Nonrefundable. No Fees or other sums payable hereunder shall be refundable to Licensee other than as specifically provided herein.

(I) Month Defined. For purposes of this Section, a “month” shall mean a calendar month, that period between the Effective Date and the last day of the month in which this Agreement was executed, and that period following the end of the last full calendar month during the term of this Agreement and the last day that this Agreement is in effect.

(J) Late Payments. Unpaid amounts due and owing from Licensee shall bear interest, pro rata per day, on the past due balance at the Interest Rate; provided, however, that if the last day on which any such amounts due and owing from Licensee can be paid without being considered past due falls on a non-Business Day, then the last day for paying such sums without being considered past due shall be the next Business Day thereafter.

(K) All Fees Exclusive of Taxes. Subject to Section 4(F), all Fees payable to Licensor under this Agreement are exclusive of any taxes (including, but not limited to, any sales, value added or goods and services tax) or other governmental charges imposed or payable in connection with the rights granted to Licensee under this Agreement, or in connection with the payment of such Fees. All such taxes or charges shall be payable by Licensee in addition to such Fees.

(L) Licensee May Not Withhold Payments Due to Licensor. Licensee agrees that it will not withhold payment of any amounts owed to Licensor on the grounds of Licensor’s alleged nonperformance of any of its obligations under this Agreement or for any other reason, and Licensee specifically waives any right it has at Law or in equity to offset any funds Licensee may owe Licensor or to fail or refuse to perform any of its obligations under this Agreement. Licensee may preserve any rights it has to assert non-performance by Licensor by paying Fees “under protest”, and if Licensee has secured a final non-appealable judgment under this Agreement or arbitral award referred to in Section 19(B)(1) that has not been paid within thirty (30) days of entry thereof, Licensee may offset any sums due hereunder against such obligation.

5. DEVELOPMENT/OPERATION OF HOTEL

(A) Licensee Responsible for Development.

(1) Licensee shall acquire (either in freehold or by leasehold estate under a Lease) and develop the Licensed Location and the Hotel, and shall, with all reasonable diligence, construct, complete, furnish and equip the Hotel which shall in no event be of a lesser quality than as set forth in the Hotel System, the Manuals and the Comprehensive Project Design (as defined below). Attached as Exhibit E is a description of Conceptual Design Drawings for the Hotel which have been agreed to by Licensee and Licensor as of the date of this Agreement (collectively, the “Conceptual Design Drawings”) as describing the overall programmatic design for the Hotel. The Conceptual Design Drawings identify the overall scope and scale of the project, but do not reflect a comprehensive project design, which shall be prepared by Licensee during the design phases for the Hotel in accordance with all of the Conceptual Design Drawings and the requirements of this Agreement and the Hotel System (the “Comprehensive Project Design”). Licensee and Licensor, acting reasonably and without delay, shall mutually agree upon the Conceptual Design Package and Schematic Design phases of Comprehensive Project Design. Thereafter, Licensor shall have the right to approve the Design Development and Construction Documents, such approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Licensee acknowledges and agrees that Licensor shall have the right to approve in its sole discretion any part of the Comprehensive Project Design that relates to the Approval Items described in Exhibit E. To the extent not specified in the Comprehensive Project Design required by the Hotel System or subject to Licensor’s rights under this Agreement, including Section 12(J) and Approval Items set forth in Exhibit E, Licensee shall consult with Licensor in relation to the design and development of the designs and themes to be included in the Hotel for Guest Rooms and Concepts. Licensee shall be solely responsible and solely at risk to make certain the Hotel, as constructed and operated, complies in all respects with all applicable Laws and all other requirements of all Governmental Authorities.

(2) The Hotel shall be designed and developed in substantial accordance with the Comprehensive Project Design, having regard at all times to the fact that the Hotel shall be one element of a larger complex. The number of Guest Rooms within the Hotel for lodging shall not be less than Three Hundred Twenty (320) nor more than Seven Hundred Fifty (750), without Licensor’s prior written consent, in its sole discretion. The Comprehensive Project Design for the Hotel, and the Hotel as finally constructed, shall include a Hard Rock Hotel Retail Store and a Hard Rock Café conforming to standards prescribed by Licensor, which retail store and café shall be leased to Licensor’s designee (which may be an Affiliate or a licensee) pursuant to the Retail Lease Agreement and the Café Lease Agreement. Licensor shall have no obligation to act as the lessee under the Retail Lease Agreement or the Café Lease Agreement or to secure or provide such lessees; and in the event that such leases have not been executed on or before December 31, 2007 so that the leased spaces can be constructed in a timely fashion to be ready for business on the Opening Date, Licensor shall offer to Licensee the opportunity to obtain a license to operate a Hard Rock Café and/or a Hard Rock Hotel Retail Store in the Hotel pursuant to Licensor’s standard form of license agreement for each such type of facility upon then prevailing market rates.

(3) Notwithstanding any provision of this Agreement to the contrary, Licensor shall have full discretionary approval rights, in its sole discretion, over all aspects of the development of the Hotel which involve Hard Rock Elements to the extent not covered by the Hotel System or Manuals.

(B) Site Review and Approval Rights. Licensee acknowledges and agrees that the selection of a site for the Hotel or the failure of Licensor to object to a site, does not constitute an assurance, representation or warranty by Licensor of any kind, express or implied, as to the suitability (commercially or otherwise) of the site for the Hotel or for any other purpose. Both Licensor and Licensee acknowledge that application of criteria that may have been effective with respect to any other site and premises may not be predictive of commercial or other potential for all sites and that, subsequent to the selection of a site, demographic and/or economic factors, such as competition from other similar businesses, could change, thereby altering the potential of the site. Such factors are unpredictable and are beyond Licensor’s control, and Licensor shall not be responsible for the failure of a site approved by Licensor to meet expectations as to revenue, income or operational criteria. Licensee further acknowledges and agrees that acceptance of a site of a Hard Rock Hotel is based on its own independent investigation of the suitability of the site.

(C) Financing.

(1) Licensee hereby acknowledges and agrees that Licensor has not made any agreements or commitments of any kind, whether express or implied, to Licensee that Licensor or any of its Affiliates will provide a completion guaranty or any other financial assistance to Licensee in connection with its financing of the Hotel.

(2) (a) Licensee shall have the right to encumber, pledge, grant, or convey its rights, title and interest in and to its interests in this Agreement by way of a security agreement, a pledge and/or collateral assignment (collectively, a “Pledge”) to secure the payment of any loan or loans obtained by Licensee to finance or refinance the Hotel (such loan or loans may include financing for other developments on the City of Dreams Land). The beneficiary of a Pledge, such as the security trustee or a secured party of a security agreement, is referred to herein as a “Secured Party.” Pursuant to any such agreements, no Fees or any payments due to Licensor or its Affiliates shall be subordinated to any Pledge or right of the Secured Party, and Licensor shall not be obligated to forbear from pursuing its remedies hereunder or waive, suspend or modify its rights hereunder.

(b) Licensor agrees with Licensee that Licensor shall, at the request of Licensee or a Secured Party made from time to time and at any time, enter into a lender’s rights agreement with any Secured Party identified by Licensee, which lender’s rights agreement shall be consistent with the terms and provisions contained in this Section that apply to the Secured Parties and Pledges and shall be in a form mutually and reasonably acceptable to Licensor and such Secured Party.

(c) A Secured Party (and/or any Affiliate of Secured Party) shall, upon a Pledge becoming enforceable in accordance with the terms thereof, have the right and power to enforce its rights under a Pledge and obtain title to the Hotel under any land mortgage in favour of the Secured Party with respect to the City of Dreams Land. In the event of such enforcement described in the foregoing sentence, the Secured Party (or its Affiliate) shall have the option to assume this Agreement on the condition that the Secured Party pays Licensor all accrued but unpaid Fees. In the event that a Secured Party (or an Affiliate of a Secured Party) obtains title to the Hotel, such Secured Party (or its Affiliate) shall have the right to transfer title to the Hotel and the Licensee’s interest in this Agreement without the need to request or obtain the Licensor’s consent; provided that such transferee is not a Competitor or an Affiliate of a Competitor and has the necessary experience, expertise and capacity to be licensed as is necessary to own the Hotel as a first class hotel; such transferee, or its Affiliates, parent or sponsor, has a net worth of at least Twenty-Five Million Dollars ($25,000,000.00), all accrued and unpaid Fees are brought current and such transferee assumes this Agreement.

(3) In the event the Secured Party (or its Affiliate) or any transferee described in Section 5(C)(2)(c) fails to assume this Agreement as herein provided and pay the unpaid Fees specified hereunder, Licensor shall have the right to immediately terminate this Agreement and any rights of Licensee, a Secured Party or such transferee with respect to the Licensed Marks, shall immediately cease and terminate; and notwithstanding any other provision of this Agreement to the contrary, Licensor shall have the right to immediately, at Licensee’s expense, remove all elements comprising the Licensed Rights from the Hotel. Licensor shall be entitled to enter upon the Hotel to accomplish such removal, and this right shall survive termination of this Agreement.

(D) Restaurant Concept. The Restaurant shall be operated by Licensee (or a wholly owned Affiliate of Licensee or Casino Licensee) or a third party restaurant operator designated by Licensee and approved by Licensor in its discretion. The Restaurant shall (i) be consistent with the Management Standard, (ii) located on a different floor than the Hard Rock Café, (iii) operate three hundred sixty-five (365) days per year, (iv) have its menu approved by Licensor (such approval not to be unreasonably withheld or delayed) to insure minimal duplication with the menu of the Hard Rock Café, (v) provide breakfast service, and (vi) in addition to the provision of table food service, provide room service and banquet service for the Hotel (collectively, the “Restaurant Requirements”). In addition, Licensor shall have the right to approve the name of the Restaurant and the design, theme and specifications of the Restaurant. In the event the Restaurant is operated by a third party restaurant operator, Licensor shall have the right to approve the lease or restaurant management agreement between Licensee and the third party manager (the “Restaurant Management Agreement”) which shall contain the Restaurant Requirements and other terms reasonably satisfactory to Licensor giving consideration to the Management Standard. Licensee agrees to submit to Licensor any modifications to the Restaurant, including any modifications to the Restaurant Management Agreement, that may affect the Hotel operations or the quality or theme of the Restaurant for Licensor’s prior written approval.

(E) Bar Concept. The Bar shall be operated by Licensee (or a wholly owned Affiliate of Licensee or Casino Licensee) or a third party operator designated by Licensee and approved by Licensor in its discretion. Licensor shall have the right to approve the name of the Bar and the design, theme and specifications of the Bar. In the event the Bar is operated by a third party operator, Licensor shall have the right to approve the lease or management agreement between Licensee and the third party manager (the “Bar Management Agreement”). The terms and conditions of the Bar Management Agreement must be reasonably satisfactory to

Licensor giving consideration to the Management Standard. Licensee agrees to submit to Licensor any modifications to the Bar, including any modifications to the Bar Management Agreement, that may affect the Hotel operations or the quality or theme of the Bar for Licensor’s prior written approval.

(F) Additional Approvals. Licensee shall also timely submit to Licensor for Licensor’s approval prior to construction, purchase or hire, as applicable, the following:

(1) all preliminary and final plans and specifications for the Hotel and all FF&E, including, without limitation, all Concepts (to the extent not designed and developed by Licensor) preliminary and final designs, model room (which Licensee agrees to construct within the time period specified by Licensor) site plans, floor plans and layouts, and artist renderings relating to the construction of the Hotel; and

(2) all such other information regarding the Hotel as Licensor shall reasonably request.

Licensor shall have the right, in its sole discretion, to disapprove any of the foregoing items within fourteen (14) Business Days of written submission by Licensee. All items submitted by Licensee to Licensor hereunder shall fully comply with all requirements applicable thereto as specified in the Manuals. If Licensor disapproves any item, Licensor shall provide to Licensee in reasonable detail the reasons therefor, together with general suggestions for revisions.

(G) Disputes. The parties agree to use their reasonable efforts to promptly resolve any Disputes regarding any approvals relating to the development or operation of the Hotel. If the parties are unable to resolve any Dispute within five (5) Business Days, then either party shall have the right to submit such Dispute to arbitration as provided in Section 19 of this Agreement (other than matters which are not subject to arbitration as provided herein).

(H) Technical Services. Licensor will, upon Licensee’s written request and upon payment of the Technical Services Fee, render the following technical advisory services to Licensee during the Pre-Opening Period (the “Technical Services”):

(1) advice in formulating or refining the Concepts for the Hotel, the preliminary plans and specifications for the construction of the Hotel and all related Hotel facilities, including landscaping, and in formulating or refining preliminary layouts, drawings, and designs for the interior of the Hotel and the furnishing and equipping thereof, and, in connection therewith, Licensor may recommend to Licensee layouts and other criteria and specifications for the facilities to be included in the Hotel;

(2) advice as to architects, contractors, engineers, designers, decorators, landscape architects, and such other specialists and consultants as shall be necessary for completing the Hotel, provided, however, that Licensee shall not be obligated to utilize any such Person recommended by Licensor, and Licensor shall have no liability or responsibility for any act or omission of any such Person utilized by Licensee; and

(3) advice in preparing budgets for the initial purchase of FF&E for the Hotel.

It is the intention of the parties hereto that responsibility for implementation of each of the foregoing items is upon Licensee, but that Licensor shall remain available to assist Licensee in such implementation. In addition to payment of the Technical Services Fee, prior to the beginning of each calendar quarter, Licensor and Licensee shall mutually agree upon a budget (the “Budget”) for Licensor’s anticipated actual costs incurred by Licensor, including, without limitation, travel, accommodations and other reasonable expenses incurred by Licensor in providing Technical Services (but not salaries or overhead), to be reimbursed by Licensee within thirty (30) days following invoice therefor. Notwithstanding the foregoing, Licensor and Licensee agree that the Budget for such costs for both the Hotel and the Casino through February 2009 is set forth on Exhibit G-2. To the extent that the aggregate of the actual costs anticipated by Licensor will exceed the Budget, Licensor shall obtain Licensee’s prior approval not to be unreasonably withheld or delayed in order for such amounts to be reimbursed by Licensee. Notwithstanding the foregoing, Licensee acknowledges and agrees that Licensor has provided certain Technical Services prior to the date hereof. In connection therewith, Licensee agrees to reimburse Licensor for costs incurred by Licensor during the period commencing September 1, 2006 ending the date of this Agreement in connection with Technical Services provided by Licensor prior to the date hereof in respect of both the Hotel and the Casino, as set forth in Exhibit G-1.

Licensor, where practical and in its sole discretion, shall make available to Licensee, Licensor’s facilities for the purchase of required FF&E, and other necessary items, and may recommend to Licensee a firm or firms from which such items may be purchased. Any such purchase through Licensor’s facilities shall be subject to such price mark-ups or other charges as to which Licensor and Licensee may mutually agree in each instance. Any such purchase through sources recommended by Licensor shall include an acknowledgment, in form acceptable to Licensor, specifying that the seller is not contracting with Licensor, and that Licensor is not responsible for any payment or performance by Licensee. Licensee shall not be obligated to purchase such items from the firms or sources recommended by Licensor; provided, however, that, prior to purchasing from nonrecommended sources, Licensee shall submit to Licensor such samples and/or other information with respect to the proposed purchase as shall be necessary to assure Licensor that the quality, design, and safety of such items, together with their compliance with applicable Law, is to the extent reasonably practicable at least equal to that available from sources recommended by Licensor, and that the design, appearance, and all other aspects thereof conform to the requirements of this Agreement.

(I) Licensor May Delegate Duties. In rendering the Technical Services, Licensor shall have the right, at its sole discretion, to be assisted by third Persons, and, accordingly, some or all of such Technical Services which Licensor undertakes to provide under this Agreement may be provided by such third Persons. The Licensor must ensure that any such third Person has the relevant skill, expertise and competency to perform the Technical Services. Licensor will, at all times, retain responsibility for ensuring that its obligations in relation to the provision of the Technical Services are fulfilled even if it has appointed a third Person under this clause. Licensor may, upon Notice to Licensee, require Licensee to pay directly to any such third Person any portion or all of any payment due to Licensor hereunder.

(J) Licensor’s Option to Assign Pre-Opening Coordinator. Subject to the remainder of this clause, Licensor shall have the right, but not the obligation, to assign a full time or part time, pre-opening coordinator or coordinators to act as Licensor’s representative during the Pre-Opening Period (the “Pre-Opening Coordinator(s)”) at Licensor’s expense, except as otherwise specifically agreed by Licensee. Before appointing the Pre-Opening Coordinator(s), Licensor must obtain Licensee’s approval of the identity of the Pre-Opening Coordinator(s) (such approval not to be unreasonably withheld). The functions of the Pre-Opening Coordinator(s) during the Pre-Opening Period shall be as follows:

(1) to consult with Licensee in connection of pre-opening scheduling, the processing of any required approvals of Licensor and Licensee;

(2) to serve as liaison between Licensee and Licensor in connection with compliance with the requirements of all Licensor approvals, and the purchasing, delivery, and installation of all FF&E, Operating Equipment, and Operating Supplies;

(3) generally, to assist in the coordination of pre-opening and grand opening activities between Licensee and Licensor and to evaluate the Hotel within thirty (30) days prior to the Opening Date to determine compliance with the Hotel System.

Licensee shall provide the Pre-Opening Coordinator(s) with full cooperation and all information in Licensee’s possession or under Licensee’s control in relation to the development of the Hotel (so far as that information relates to the functions and duties of the Pre-Opening Coordinator(s)) to ensure that the Pre-Opening Coordinator(s) has the capability to fulfill the functions assigned herein to the Pre-Opening Coordinator(s).

(K) Licensor Only an Advisor. Licensee hereby acknowledges that Licensor acts only in an advisory capacity for purposes of this Section 5, and Licensor shall not be responsible for the adequacy or coordination of any plans or specifications, the structural integrity of any structures or the systems thereof, compliance with applicable Laws, including, without limitation, any building code of any Governmental Authority, or any insurance requirement, or for the obtaining of any necessary Permits, all of which shall be the sole responsibility, and at the sole risk, of Licensee.

(L) Pre-Opening Program. Licensor and Licensee shall cooperate with each other to develop a written pre-opening program for the Hotel in conjunction with the pre-opening program for the Casino not less than nine (9) months prior to the Target Opening Date specifying, in reasonable detail: (i) any services by Licensor which Licensor reasonably believes are necessary prior to the Opening Date with respect to the Hard Rock Elements; (ii) the estimated costs to be incurred by Licensor in providing such services which the Licensee would have to agree to bear during the Pre-Opening Period; (iii) sales and promotion efforts by Licensor or its Affiliates during the Pre-Opening Period; (iv) required opening festivities; and (v) an estimate of other pre-opening costs and expenses relating to the foregoing. Licensee shall be solely responsible for payment of all such pre-opening costs and expenses which are approved by Licensee.

(M) Opening Date. Licensee shall use its best effort to have the Hotel be in operation and open to the public not later than December 1, 2008 (the “Target Opening Date”), and shall thereafter remain continuously open during the Term of this Agreement. The “Opening Date” shall be the actual date the Hotel and the Casino is fully operational and open to the public. Licensee acknowledges and agrees that the Casino must open for operations simultaneously with the Hotel. If the Opening Date does not occur within eighteen (18) months after the Target Opening Date for any reason, including Force Majeure, Licensor shall have the right to terminate this Agreement, by delivering written Notice to Licensee. Additionally, Licensee shall immediately pay to Licensor all accrued fees under this Agreement and reimburse Licensor for all professional, travel and out-of-pocket expenses incurred by Licensor in connection with this Agreement.

(N) Limitations of Prior Approvals. Notwithstanding any other term or provision of this Agreement, the approval of any item by Licensor in accordance with this Agreement shall not constitute a waiver by Licensor of its right to insist upon strict compliance by Licensee with any of the other terms of this Agreement, or prevent Licensor from requiring Licensee to alter, remove, replace or repair any other item which was not previously approved by Licensor and which does not comply with the requirements of this Agreement or any applicable Law.

(O) Ancillary Agreements. After the acquisition by Licensee of the site for the Hotel and prior to the commencement of the construction of the Hotel, Licensee and Licensor’s designee for operation of the Hard Rock Hotel Retail Store shall enter into the Retail Lease Agreement, and Licensee and Licensor’s designee for the operation of the Hard Rock Café shall enter into the Café Lease.

(P) Sale of Securities.

(1) If Licensee or any of its Affiliates shall, at any time or from time to time, “sell” or “offer to sell” any “securities” issued by it through the medium of any “prospectus” or otherwise, it shall do so only in compliance with all applicable securities laws, and Licensee shall not make any representations that implies in any way that (a) either Licensor, or any of its Affiliates, or any of their respective officers, directors, agents or employees, shall in any way be deemed an “issuer” or “underwriter” of said “securities,” or that (b) Licensor, its Affiliates and said officers, directors, agents and employees have assumed or shall have any liability or responsibility for any financial statements, prospectuses or other financial information contained in any “prospectus” or similar written or oral communication.

(2) Licensee shall deliver to Licensor three (3) draft copies of any relevant sections of a “prospectus” or similar communications that refer to or contain the Licensed Marks, any description of this Agreement and/or Licensee’s relationship with Licensor hereunder, other than simply identifying the existence of this Agreement or the existence of the Hotel, Casino, or Hard Rock Café in the “City of Dreams” complex without a description of the terms of this Agreement or the nature of the relationship between Licensor and Licensee, delivered in connection with the sale or offer by Licensee of any “securities” not less than thirty (30) days prior to the filing thereof with any Governmental Authority or the delivery thereof to any prospective purchaser. In the event there are any nonmaterial changes to any sections of the materials previously approved by Licensor in accordance with this Section, Licensee shall redeliver to Licensor three (3) draft copies of all relevant sections of the materials that contain such nonmaterial changes, and Licensor shall review and approve or disapprove such nonmaterial changes in a reasonable period of time, having regard to the timetable of Licensee with respect to its financing. Notwithstanding the above, Licensor shall have the right in its sole discretion to approve the inclusion of any references to the Licensed Marks in such materials. Licensee agrees to indemnify, defend and hold Licensor and its Affiliates and their respective officers, directors, agents and employees harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the “sale” or “offer” of any “securities” of Licensee. All terms used in this Section 5(P) shall have the same meaning as in the Securities Act of 1933, as amended. Licensor’s approval of the Licensed Marks contained in such materials shall not constitute any judgment or determination by Licensor that such description is in compliance with applicable disclosure requirements. Licensor acknowledges and agrees that Licensee and its Affiliate may file a copy of this Agreement with the Securities Exchange Commission in compliance with applicable Laws.

6. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LICENSOR AND LICENSEE

(A) Representations and Warranties of Each Party. As an inducement to enter into this Agreement and to carry out the agreements set forth herein, each party hereby represents and warrants, as of the date hereof, to, and agrees with, the other party:

(1) Such warranting party (the “Warrantor”) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of organization.

(2) The Warrantor has full corporate power and authority to execute and deliver this Agreement, and all of the other agreements and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby, and to comply with the terms, conditions, and provisions hereof and thereof.

(3) The execution, delivery, and performance of this Agreement and the Memorabilia Lease by the Warrantor (or its Affiliates, as the case may be) have been duly authorized and approved by the board of directors or equivalent body of the Warrantor or any such Affiliate, as the case may be, and do not require any further authorization or consent of the Warrantor, any such Affiliate, or the stockholders thereof. Each of this Agreement and the Memorabilia Lease constitutes, or shall constitute, the legal, valid, and binding agreement of the Warrantor (or its applicable Affiliate, as the case may be), enforceable in accordance with its respective terms, except as such enforceability may be limited by: (1) applicable bankruptcy, insolvency, reorganization, moratorium, equitable principles, or similar Laws affecting legal or equitable rights generally; or, (2) the possibility that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the tribunal before which any proceeding therefor may be brought.

(4) Neither the execution and delivery of this Agreement or any other agreement or instrument contemplated hereby, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions, and provisions hereof or thereof, in each case by Warrantor (or its applicable Affiliate, as the case may be) will conflict with, result in a breach of the terms, conditions, or provisions of, or constitute a default, an event of default, or an event creating rights of acceleration, termination, or cancellation, or a loss of rights under, or, in the case of Licensor only, result in the creation or imposition of any encumbrance upon any of the Licensed Rights (except for the rights thereto granted to Licensee herein and therein), under the organizational or governing documents of Warrantor (or its applicable Affiliate, as the case may be), or under any note, instrument, agreement, mortgage, lease, license, franchise, permit, judgment, order, award, or decree to which Warrantor (or its applicable Affiliate, as the case may be) is a party or is bound.

(B) Infringements of or by the Licensed Rights. Licensor warrants that Licensee’s use of the Licensed Rights pursuant to the terms hereof will not infringe upon, constitute a misappropriation or adverse use of, or unfair competition with (collectively, an “Infringement”), of the intellectual property rights of any other Person.

(C) System Modification. During the term of this Agreement, Licensor shall be at liberty from time to time to modify the Hotel System so as to ensure that the standards and quality of facilities and customer services provided in the Hotel operated under the Hotel System, in the sole and exclusive judgment of Licensor, meet the contemporary requirements of the target markets for such hotels and provide features which distinguish the Hotel operated under the Hotel System from those operated by others, including, but not limited to, Licensor’s competitors. Licensor agrees to provide Licensee with written notice of any modification to the Hotel System prior to requiring Licensee to comply with such modifications.

(D) Compliance. Licensee covenants, confirms and warrants that the proposed facility will operate in full compliance with all applicable Laws.

(E) Gaming.

(1) Licensee represents and warrants that (i) either it or any of its Affiliate has or will on the Opening Date have, and during the Term, shall perform all things and acts that are necessary on its part to maintain all necessary licenses, permits, permissions, consents, right and authority under the Laws of Macau and under all laws, rules, regulations and other requirements of any kind of any Governmental Authority with jurisdiction over Licensee or the Licensed Location to engage in casino gaming operations as contemplated by this Agreement; and (ii) that the execution of this Agreement shall not require or obligate Licensor to seek or obtain any license, permit, permission, consent or approval of any such Governmental Authority. Licensee shall not own, operate, advertise or promote at the Licensed Location or in connection with the Casino any business, activity, service, website or other business that promotes or implements gaming over the internet or over the telephone or otherwise by electronic communication if such activity violates or would violate any applicable Law, rule or regulation of Hong Kong, China, the United States, Canada, the United Kingdom or any other jurisdiction by accepting players from such jurisdictions.

(2) Licensee shall during the Term of this Agreement actively monitor all applicable Laws of Macau relating to gaming matters. In the event Licensee becomes aware of any such Laws that may be applicable to Licensor with respect to the Casino or this Agreement, Licensee shall inform Licensor of such Laws. Licensor must comply with all applicable Laws and do all things necessary to comply with those Laws at its own expense.

7. LEASE

(A) Lease of Licensed Location. If Licensee is leasing any portion of the Licensed Location as a tenant, Licensee represents and warrants that it has and shall during the term of this Agreement have the right to use and possess the Licensed Location for the purposes set forth herein.

(B) Sublease of Licensed Location. If Licensee is leasing or subleasing any portion of the Licensed Location to any third party, Licensee shall provide Licensor with a copy of any such lease, and such lease must comply with this Agreement and shall be subject to the approval of Licensor not to be unreasonably withheld or delayed; provided, however, Licensor shall not have approval rights with respect to any such tenant or subtenant that is an Affiliate of Licensee or Casino Licensee, except that the terms of the lease and sublease remain subject to Licensor’s approval.

8. PERSONNEL; MANAGEMENT

(A) Appointment of Managers. Prior to the Opening Date, Licensee shall appoint a “General Manager” for the Hotel, along with a Financial Manager, Food & Beverage Manager, Rooms Manager and Sales and Marketing Manager (collectively, the “Top Five Management Positions”). Licensee shall provide Licensor with all information available to Licensee as Licensor shall request regarding the experience, qualifications and character of any Person that Licensee proposes to appoint to a Top Five Management Position. Such appointment shall be subject to Licensor’s approval, which shall not be unreasonably withheld.

(B) Training of Management Personnel. Licensee shall require the Persons appointed to the Top Five Management Positions at the Hotel to attend such initial training with respect to Licensor’s methods, procedures and protocols, at Licensee’s expense, as may be required from time to time by Licensor, at a location to be designated by Licensor. Such initial training shall include, without limitation, the Rock 101 training program. Licensee shall require each Person described in this Section 8(B) to attend such further periods of training, but no more than three (3) full calendar days per calendar year (excluding travel time), at Licensee’s expense, as may be required from time to time by Licensor, at a location to be designated by Licensee. If Licensor acting reasonably has assessed that any Person described in this Section 8(B) does not meet the required standards of Licensor then Licensor must notify Licensee of those Persons who have been assessed as not meeting the required standards and those areas of competence in which the Person has not met the required standards and basis for Licensor’s assessment. No earlier than thirty (30) days after so notifying Licensee, Licensor may require those Persons to attend further training provided by Licensor at no additional charge or expense to Licensee, provided Licensee shall pay all of the travel and lodging expenses for its employees being trained. Licensor will use reasonable efforts to minimize disruption of Hotel operations in the provision of training for such Persons.

(C) Training Completed. Licensee will not open the Hotel to the public until the Persons described in Section 8(B) hereof have satisfactorily completed all training required pursuant to Section 8(B) and have been approved in writing as competent by Licensor.

(D) Training of Replacement Managing Personnel. In the event any of the Persons described in Section 8(B) ceases to be employed in such capacity by Licensee, all approval and training requirements specified in Section 8(B) shall be equally applicable to each employee replacing each such Person in such position. Licensee shall use its reasonable efforts to promptly fill any vacant Hotel management position described in Section 8(B).

(E) Full Staffing; Additional Training. Licensee will retain as Hotel employees all such staff as may be required from time to time in Licensee’s discretion for the proper operation of the Hotel in accordance with the terms of this Agreement and the Manuals, and will ensure that such staff (and all replacements of each member thereof) are competently trained and have received training, at its expense, relating to the Hard Rock style and brand in accordance with the training materials developed by Licensor and provided at Licensee’s cost. All employees of Licensee are solely employees of Licensee, not of Licensor. Licensee is not Licensor’s agent for any purpose in regards to Licensee’s employees or otherwise. If and whenever reasonably required by Licensor, and at Licensee’s expense, but not more than once in any calendar year, each Hotel employee shall attend, at Licensee’s facilities, such initial and additional training with respect to Licensor’s methods, procedures and protocols relating to the Hotel System as may be required by Licensor from time to time. Such training shall be at the cost of Licensee, and shall be carried out by Licensee at such locations as Licensee may determine. Licensee will reasonably cooperate and require that its staff reasonably cooperate with such training. Licensor may, at its cost, attend and participate in such Hard Rock training, provided, however, that if Licensee requests Licensor’s participation in such training and Licensor elects to so participate, Licensee shall reimburse Licensor for its costs in connection therewith.

(F) All Training Must Be Completed to Satisfaction. All training must be completed to the reasonable satisfaction of Licensor. Licensee will not permit any Person to act or assist in the operation or management of the Hotel unless and until approved as competent by Licensor at the conclusion of all required training, which approval shall not be unreasonably withheld.

(G) Use of Licensee’s Facility. Licensee shall cooperate with Licensor to make available to Licensor and its Affiliates, at Licensor’s reasonable request and subject to Licensee’s scheduling, the facilities at the Hotel for use by Licensor as a facility for the training of Licensor’s and its licensees’ employees and staff in the operation and management of the Hotel System, provided that any reasonable out-of-pocket expenses incurred by Licensee as a result of such cooperation shall be borne by Licensor and such cooperation does not unreasonably interfere with the operation of the Hotel.

(H) Leadership Conference. Licensee agrees to send, at its expense, a member of its senior management staff to the Hard Rock global leadership conference which shall occur on an annual basis.

(I) Appointment of Hotel Manager. Licensee or its Affiliates shall retain and exercise full operating control of the Hotel or, subject to Licensor’s prior written approval and right of first refusal (which is only required if the Licensee seeks to appoint a Hotel manager which is not a wholly owned Affiliate of Licensee or Casino Licensee), the Licensee may negotiate and execute a management agreement with a qualified management company approved by Licensor in accordance with this Section for the management and operation of the Hotel, which management agreement shall be subject to the terms of this Agreement. Any management agreement, which shall be submitted to Licensor for approval (not to be unreasonably withheld), will include the following provisions:

(1) The manager shall have the exclusive authority and responsibility for the day-to-day management of the Hotel;

(2) Except in extraordinary circumstances, such as theft or fraud on the part of the manager or a default by Licensee hereunder caused by the manager for which Licensee needs to promptly remove the manager from the Hotel, the management agreement shall not be terminated without at least thirty (30) days’ prior written notice to Licensor.

(3) The Hotel will be operated during the term of the management agreement in strict compliance with the requirements of this Agreement. If any conflict exists between the provisions of the management agreement and those of this Agreement, the provisions of this Agreement shall prevail. Specifically, the manager will be bound by and shall adhere strictly to all terms and conditions in this Agreement regarding confidentiality and operation of the Hotel, which terms and conditions may be enforced by Licensor directly with the manager;

(4) Any default under the terms and conditions of this Agreement caused wholly or partially by the manager shall constitute a default under the terms and conditions of the management agreement, for which Licensee shall have the right to terminate the management agreement; and

(5) Licensor shall have the right to communicate directly with the manager regarding day-to-day operation of the Hotel.

Any management company (other than a wholly owned Affiliate of Licensee or Casino Licensee) that shall be responsible for operating the Hotel pursuant to a management agreement with Licensee must be qualified and be approved by Licensor prior to taking over management of the Hotel. Such management company must have at least seven (7) years of experience on the management of two (2) or more first class full-service hotel properties. Licensor may refuse to approve any proposed management company that in Licensor’s judgment is not financially capable or responsible, or in Licensor’s judgment is inexperienced or unqualified in managerial skills or operational capacity or capability or is otherwise unable to adhere fully to the obligations and requirements of this Agreement. Licensor may withhold its approval if the proposed management company does not provide Licensor with all information that Licensor may reasonably request in order to reach such decision. It is understood that trade secrets and other confidential information and materials are, in the normal course of business, imparted to Hotel System licensees or franchisees and their managers, and Licensor will be under no obligation to approve a proposed management company who might compromise the Hard Rock Hotel program or who is (or is an Affiliate of any entity who is) a Competitor. Except in extraordinary circumstances such as are described above, Licensee shall provide Licensor with a minimum of thirty (30) days to review and approve the proposed management company and the general manager. Also, before taking over management of the Hotel the management company must execute (i) a management agreement containing the terms set forth above, and (ii) a manager’s acknowledgment in a form approved by Licensor. In the event there is a change in the control of the management company for any reason whatsoever or if the management company becomes, is acquired by, comes under the control of, or merges with or into a Competitor, Licensee shall promptly notify Licensor of any such change and such management company shall be subject to reapproval in accordance with the provisions of this Section.

(J) Right of First Refusal. In the event Licensee seeks to appoint a third party hotel manager (other than a wholly owned Affiliate of Licensee or Casino Licensee), Licensee shall give Licensor the right of first refusal to manage the Hotel. Licensor shall have twenty (20) days upon receipt from Licensee of a term sheet containing the proposed terms and conditions which it desires to appoint a third party hotel manager. The parties agree that the term sheet delivered to Licensor hereunder must include the material terms and conditions of the proposed management agreement, including, but not limited to, the management fee and term of the agreement. If Licensor does not exercise its right to manage the Hotel on the terms and conditions set forth in the term sheet delivered to Licensor hereunder within the said twenty (20) day period, Licensee may within the earlier of one hundred eighty (180) days of (i) Licensor’s notice of its intention not to exercise its right to manage the Hotel and (ii) the expiration of the twenty (20) day period, appoint, on terms and conditions not materially more favorable to the third party manager to those delivered to Licensor, a third party manager to manage the Hotel under the proposed terms. The appointment of a third-party manager under this Section shall be subject to Licensor’s approval rights under Section 5(I). In the event Licensee fails to appoint a third party manager within the said one hundred eighty (180) day period, or if there is a material change to the proposed terms or conditions of the appointment more favorable to the third party manager, Licensor shall have an additional right of first refusal to manage the Hotel under the same terms and conditions of this Section.

9. ADVERTISING

(A) Advertising Prior to Opening Date. Licensee will, prior to the Opening Date and at Licensee’s expense, carry out or cause to be carried out advertising for the opening of the Hotel. Licensee shall utilize all reasonable commercial efforts to diligently promote the Hotel by advertisements on television and radio and in newspapers, magazines, telephone or trade directories, distributions to customers and potential customers in the most effective manner, point-of-service advertising material, and other forms of publication.

(B) Advertising After Opening Date. Licensee will, subject to the provisions of this Section, during each Fiscal Year, use its reasonable endeavours to advertise, market and promote the Hotel. Advertising, marketing and publicity under this provision may include, but not be limited to, (i) media (television, radio and print) advertising, (ii) bus and air programs, (iii) direct mail programs, including the value of goods and services provided, (iv) promotions and giveaways including tournaments, special events, and drawings, (v) coupon promotions, (vi) customer transportation reimbursement, (vii) customer gifts, and (viii) complimentary goods and services provided to customers.

(C) Marketing Program. The Section 4(C) “Marketing Fee” will be used by Licensor to promote public awareness and usage of Hard Rock Hotels and the Hard Rock brand generally, at Licensor’s sole discretion. Without limiting the foregoing, Licensor has sole discretion as to (i) nature and type of media placement, (ii) allocation (if any) between international, national, regional and local markets, and (iii) nature and type of advertising copy and other materials and programs. The Marketing Fee may be used in whole or in part to reimburse Licensor or Licensor’s Affiliates for sales expenses associated with the Hotel System’s corporate and national sales accounts, national advertising efforts and Licensor’s reasonable direct and indirect labor, administrative, overhead and other expenses of providing marketing services. Licensee recognizes that Licensor is under no obligation to ensure that expenditures are proportionate to the amount of the Marketing Fee paid by a licensee for any given market area, or that any licensee benefits directly or proportionately from the development or placement of advertising supplied by or through the Licensor. Licensor shall not be obligated to expend all or any certain part of the Marketing Fee during any specific period of time or to refund any of the same to Licensee. All sums received as Marketing Fee may be commingled with other funds. Licensor has no obligation to provide Licensee with any financial statements relating to Marketing Fee expenditures.

(D) Marketing Meetings. Licensee and Licensor shall meet at least one hundred eighty (180) days prior to the Opening Date and once every calendar quarter thereafter, to discuss advertising campaigns and marketing plans relating to the Hotel.

(E) Cooperation with Licensor’s Advertising Campaigns. During the Term of this Agreement and at any time after the Opening Date, Licensee shall, at Licensor’s request, cooperate with Licensor and Licensor’s Affiliates, and other licensees of Licensor and Licensor’s Affiliates, in any advertising campaign, sales promotion program or other special advertising activity in which Licensor may engage or specify from time to time in relation to the promotion of Hard Rock Hotels or Hard Rock Hotel & Casinos in the target market for the larger entertainment complex in which the Hotel and Casino form part as reasonably determined by Licensee and provided that Licensee has approved (acting reasonably) the said advertising campaign, sales promotion program or other special advertising activity.

(F) Cooperation with Licensor. Licensee shall publicize such information and details of Licensor’s business operations and that of Licensor’s Affiliates and other licensees of Licensor and Licensor’s Affiliates in such places in the Hotel as Licensor shall, subject to Licensee’s approval not to be unreasonably withheld or delayed, from time to time reasonably require.

(G) No Donations or Contributions. Licensee will not, except with the Licensor’s prior written consent in each instance, make political or religious donations or contributions or subscriptions of any variety utilizing Hotel’s name or any Licensed Marks, and will not, except with the Licensor’s prior written consent in each instance, permit any portion of the Hotel or the Licensed Location to be used by any political party or religious organization or for any political or religious purpose that is endorsed or promoted by the Hotel.

(H) Advertising Guidelines. Licensee must submit any advertising or promotional materials with respect to the Hotel that are not in strict conformance with Licensor’s guidelines as prescribed in the Manuals, or otherwise in writing, to Licensor for Licensor’s prior written consent.

(I) Licensee’s Cross Promotions. Licensee and Licensor shall meet no later than one hundred eighty (180) days prior to the Opening Date and at least quarterly after the Opening Date, to discuss Licensee’s cross-promotion efforts in connection with:

(1) marketing the Hotel in conjunction with the adjacent Casino;

(2) advertising within the Hotel other facilities of the larger entertainment complex of which the Hotel forms part;

(3) advertising the Hotel in other areas of the larger entertainment complex of which the Hotel forms part; and

(4) advertising the Hotel on any website operated by Licensee or its Affiliate.

During such meeting, Licensee and Licensor shall cooperate to prepare and update guidelines for use of the Licensed Marks and any other logo or image related to the Licensed Marks in connection with Licensee’s cross promotion efforts which guidelines shall be subject to Licensor’s approval. Such guidelines shall include depictions of the graphic use of the Licensed Marks and other trademarks or trade names in a cross promotion; shall not depict that the Hard Rock Hotel sponsors or is sponsored by any other Person and shall not cause confusion with respect to the “Hard Rock” brand or the Licensed Marks. Licensee must follow the guidelines approved by Licensor in connection with its cross promotion efforts. Any uses of the Licensed Mark or related logos or images not consistent with the guidelines approved by Licensor are subject to Licensor’s prior written approval.

(J) Internet. Other than as provided in this Agreement, Licensee shall not in any manner utilize the Licensed Marks on or in connection with any Internet Site, including but not limited to any utilization or display of the Licensed Marks or any derivation thereof or any trademarks, trade names, service marks, logos or designs confusingly similar thereto, or in any buried computer code, meta-tags or otherwise, except as specifically permitted herein. For purposes of this Agreement, the term “Internet Site” shall include any world wide web site, USENET, newsgroup, bulletin board or other online service or any successor thereto at any electronic domain name, address or location, or any other form of online service or electronic domain name, address or location, or any other form of online service or electronic commerce whatsoever.

Licensor and its Affiliates may develop and maintain, or license the development and maintenance, of one or more Internet Site(s) for Hard Rock Hotels, Hard Rock Casinos, Hard Rock Hotel & Casinos, Branded Merchandise and other products and other Hard Rock businesses as Licensor, in its sole discretion, shall determine (each a “Hard Rock Internet Site”). Upon request from Licensor, Licensee shall provide (or shall procure the provision) to Licensor any information respecting the Hotel required by Licensor for inclusion in a Hard Rock Internet Site or any other Internet Site designed by Licensor. Licensee shall not be entitled to participate in any manner in any revenues (and shall not be liable for any costs and expenses) resulting from the offer and sale of Branded Merchandise on any Internet Site, or by reason of any link from any Licensee Internet Site (as defined in the following paragraph) to a Hard Rock Internet Site. At Licensor’s request, each advertisement of the Hotel shall prominently display the Internet Uniform Resource Locator (URL) of a Hard Rock Internet Site designated by Licensor to Licensee.

Licensee shall have the right to have the Hotel featured on Licensor’s Internet Site, in the same manner as Licensor includes other Hard Rock Hotels, whether owned or licensed by Licensor, and free of charge.

Licensee shall have the right to develop one or more Internet Sites for the Hotel, which may, subject to Licensor’s approval, use in their domain names the Licensed Marks, provided that all such domain names shall be and become the property of Licensor, and shall be registered in the name of Licensor, and shall be considered Licensed Marks pursuant to the terms of this Agreement. The format and content of such Internet Site shall be subject to Licensor’s approval. Subject to Section 9(I), such Internet Site shall be used by Licensee only for promotion of the Hotel. Licensee shall not sell or offer for sale Branded Merchandise or conduct any other business, including, without limitation, online gaming operations on such Internet Site. Licensee may link any such Internet Site to a Hard Rock Internet Site or an internet site operated by the Licensee or its Affiliate provided that the Licensee has complied with its obligations under section 9(I) and there is no direct link from any Internet Site containing the Licensed Marks in its domain name, or any webpage containing the Licensed Marks or related logos or symbols, to any online gaming site. Licensor shall, at its cost, provide links from its Internet Sites to Licensee’s Internet Site for the Hotel, giving the same prominence and positioning of the link as Licensor gives to its links to other Hard Rock Hotels.

In the event that Licensee develops an Internet Site for the Hotel (a “Licensee Internet Site”), Licensee may include a simple link from that site to a Hard Rock Internet Site designated by Licensor to Licensee, provided that (i) the Hard Rock Internet Site shall not be framed or otherwise made to appear as a part of the Licensee Internet Site or any other Internet Site; (ii) such link shall not be designed so as to imply any endorsement by Licensor or the Hard Rock Internet Site with the Licensee Internet Site or any other Internet Site; and (iii) there are no other links on the Licensee Internet Site to any other Internet Sites that (a) are offering any merchandise utilizing any Branded Merchandise or otherwise utilizing in any manner any Licensed Marks for the sale of any merchandise (other than the Hard Rock Internet Site), or are otherwise utilizing any Licensed Marks unless Licensee shall have obtained Licensor’s prior written approval to any links to such Internet Sites; or (b) are operated by or on behalf of or otherwise promote any products or services of any person or entity that would in Licensor’s judgment be prejudicial to Licensor or the Licensed Marks.

10. STANDARDS OF QUALITY AND OPERATION

(A) Operation of Hotel Must Meet Quality Standards. Licensee will, at all times, operate the Hotel as provided for herein consistently in accordance with the Management Standard required of Licensee hereunder and in accordance with the Hotel System and Manuals. Subject to Section 8(I), Licensee and its approved management company, if applicable, shall have the sole and exclusive right to supervise, direct and control the management and operation of the Hotel, and such right may not be assigned or delegated, except with the Licensor’s consent which consent shall not be unreasonably withheld or delayed.

(B) Licensee’s Obligations. Licensee shall:

(1) Refrain from using the Hotel or any portion thereof for any purpose other than operating a hotel pursuant to provisions herein;

(2) Operate the Hotel pursuant to the Hotel System and under the Licensed Marks, and no other trade name, trademark or service mark; (except to the extent reasonably required by the Licensee for cross-promotional purposes as permitted under Section 9(I) of this Agreement);

(3) Feature in the Hotel and on the various articles therein as approved by Licensor, and in advertising and promotional material, the names, logos, colors and other aspects of the Licensed Marks in the size, color, combinations, arrangements and manner consistent with Licensor’s guidelines as specified in the Manuals or otherwise in writing from time to time;

(4) Advertise or cause to be advertised the Hotel and related facilities and services in a manner consistent with the parameters for advertising specified by Licensor; and, upon the written request of Licensor, cease and desist from using or continuing to use any advertising or publicity which Licensor reasonably believes is not in the best interests of the preservation of the Licensed Rights or other related intellectual property rights of Licensor;

(5) Without prior notice, permit Licensor or its authorized agents to enter the Hotel during regular business hours to inspect the same with respect to the Licensee’s use of the Licensed Rights;

(6) Upon reasonable notice, permit Licensor, its authorized agents and/or its invited guests to enter the Hotel during regular business hours to tour the Hotel facilities;

(7) Operate the Hotel in accordance with the Hotel System, the Manuals and all applicable Laws and Permits;

(8) Provide to Licensor for its approval samples of staff uniforms to be used in connection with operation of the Hotel;

(9) Provide to Licensor for its approval samples of all menus used at the Hotel, including any material modifications or replacements thereof;

(10) Provide Hard Rock Hotel promotional materials, other Hard Rock promotional materials and literature in guest rooms and other locations at the Hotel, as requested by Licensor;

(11) Not permit third parties to use the Hotel in the manner prohibited by Section 2(E)(2) of this Agreement;

(12) Other than as required to comply with any applicable Laws or as requested by any Governmental Authority, refrain from making any alteration to the Hotel, or vary the design, décor, fixtures, fittings, or FF&E of the Hotel without obtaining Licensor’s prior written approval; provided, however, that Licensee will make such alterations or variations thereto as Licensor shall require from time to time by amendments to the Manuals, or issuance of other guidelines or directives;

(13) Redecorate, maintain, and repair the interior and exterior of the Hotel, and replace, maintain, and repair the FF&E, at Licensee’s sole expense so as to maintain the Hotel in a high standard of decoration, repair, cleanliness and condition consistent with the Management Standard, Hotel System and Manuals;

(14) To the extent permitted by any Laws, play only the type of music (at the decibel level) prescribed by Licensor in the Manuals. Licensee will install in the Hotel, at its sole cost and expense, the data beat system (Cisco or other Licensor system) currently utilized by Licensor in Hard Rock Cafes operated by Licensor or its Affiliates to enable Licensee to broadcast videos, music and live performances as required by Licensor. Licensee shall update or replace such system as designated by Licensor from time to time. Live music which is in accordance with the standards established at other Hard Rock Cafe restaurants may be played within the Restaurant or upon or from the Premises in accordance with guidelines set forth in the Manuals. Licensee shall be responsible for obtaining any type of music license (including payment of applicable license fees) or other clearances necessary to broadcast music and videos throughout the Hotel utilizing the data beat system or otherwise;

(15) To the extent permitted by any Laws, play only the type of music (at the decibel level) prescribed by Licensor in the Manuals. Pay all music performing rights fees to the appropriate music performing rights societies. Live music which is in accordance with the standards established at other Hard Rock Hotels or Hard Rock Cafe restaurants may be played within the Hotel;

(16) To the extent permitted by any Laws, provide on television in Guest Rooms at the Hotel (i) at least one video music channel, and (ii) one channel provided by Licensor or its designee to provide music entertainment and information about Licensor and its Affiliates;

(17) Not broadcast or otherwise distribute via any medium (including, but not limited to, television, radio, videotape, DVD, “webcasting” or any other streaming of video or audio via the internet) any image, sound, production or other visual, audio or electronic transmission of any type from the Hotel without Licensor’s prior written approval (such approval not to be unreasonably withheld);

(18) Participate in any customer loyalty program instituted by Licensor for Hard Rock customers as may be now in existence or hereinafter enacted or changed;

(19) Accept gift cards issued within the Hard Rock system as specified by Licensor for payment by customers in accordance with Licensor’s policy regarding the sale and redemption of gift cards as may be promulgated from time to time (provided that the Licensor either reimburses the Licensee for the value of any gift cards redeemed by the Licensee or deducts the value of any gift cards redeemed by the Licensee from any Fees payable by the Licensee under this Agreement);

(20) Provide up to fifty (50) complimentary rooms per year to Licensor and its Affiliates at Licensor request, provided that the value of these complimentary rooms shall not be taken into account when computing the Total Revenues; and

(21) Notwithstanding anything to the contrary contained herein, decorate, maintain, refurbish and repair the Hard Rock Corridors so that the memorabilia, lighting fixtures, flooring and wall coverings are consistent with the decor and design of the Hotel.

(C) Quality Notices.

(1) Subject to applicable Law, Licensor shall have the right to engage in regular surveillance of the management and operation of the Hotel and compliance by Licensee with the Hotel System, and Licensee shall permit duly authorized representatives of Licensor to have access to all areas of Hotel for such inspection purposes. Licensor shall take into consideration Licensee’s security procedures during such inspections. Licensee shall also cooperate with such representative and provide all information requested by such representative in order for such representative to complete the inspection. Licensee shall provide Licensor reports of all complaints made by customers together with reports as to how such complaints have been handled and dealt with by Licensee. In the event Licensor’s representative determines that additional training is necessary, Licensor may, on reasonable notice to Licensee (but in any event no less than sixty (60) days notice) conduct training at the Hotel and Licensee will, and require its staff to, cooperate and attend the training. All costs and expenses of Licensor incurred in connection with the representative’s services for the inspection and on-site training (if any), including, without limitation, salary, travel and living expenses, shall be borne by Licensor.

(2) In the event that Licensor should note any failure by Licensee to maintain in any respect the quality standards set forth herein, Licensor shall notify Licensee in writing as provided herein of the particular failure or deficiency noted, and Licensee shall promptly and in all events within thirty (30) days after such notice correct the same, provided that if the nature of such failure is such that more than thirty (30) days is required to correct such failure or deficiency, then Licensee shall be in compliance with this paragraph if within such thirty (30) day period it promptly takes appropriate steps to correct such failure or deficiency and thereafter diligently pursues those steps to completion.

(3) All uses of the Licensed Marks, including all signs, advertisements and promotional and packaging material, shall at all times bear appropriate trademark notices as approved in advance by Licensor.

11. ADDITIONAL COVENANTS OF LICENSEE AND LICENSOR

(A) No Gaming Activities. Licensee shall not conduct, or permit any other person to conduct, gaming activities at the Hotel without prior written consent from Licensor.

(B) Keep Hotel Open; Obtain and Maintain Necessary Permits. Subject to Force Majeure, and unless otherwise required by the applicable Laws or Government Authority, Licensee will continuously during the Term hereof keep the Hotel open. Licensee will perform all things and acts that are necessary on its part to obtain and maintain such liquor and other licenses and other Permits as shall be necessary to operate the Hotel in accordance with the terms hereof, including, without limitation, all required Permits in respect of music played in the Hotel. The risk of obtaining and maintaining any Permits required to develop and/or to operate the Hotel and/or the Licensed Location as contemplated herein shall be upon Licensee, and Licensor assumes no responsibility therefor.

(C) Attend Conferences. Licensee will, at Licensor’s request from time to time, send a suitable representative at Licensee’s expense to any conference arranged by Licensor which is relevant to the operation of the Hotel.

(D) Maintain Confidentiality. A party shall not divulge, either during or following the termination of this Agreement, directly or indirectly, without the other party’s prior written consent, any Confidential Information of the other party and shall comply with the following confidentiality obligations. Each party shall require its employees or other representatives with access to any such Confidential Information to execute and deliver to the other party a Confidentiality Agreement in a form acceptable to that party.

(E) Confidential Information. Neither party will acquire any interest in the Confidential Information of the other party learned by that party other than the right to utilize the same in connection with the ownership and operation of Hotel during the Term of this Agreement. The use or duplication of a party’s Confidential Information in any other business will constitute an unfair method of competition with the other party, its Affiliates and that party’s other licensees and businesses. A party (the Disclosing Party) will disclose its Confidential Information to the other party (the Receiving Party) solely on the condition that the Receiving Party and its Affiliates agree, and the Receiving Party, individually and on behalf of its Affiliates hereby agrees, that Receiving Party and/or its Affiliates: (i) will not use the Disclosing Party’s Confidential Information in any other business or capacity; (ii) will maintain the absolute confidentiality of the Disclosing Party’s Confidential Information during and after the term of this Agreement; (iii) will not make unauthorized copies of any portion of the Disclosing Party’s Confidential Information which is disclosed in written or other tangible form; and (iv) will adopt and implement all reasonable procedures the Disclosing Party prescribes from time to time to prevent unauthorized use or disclosure of the Disclosing Party’s Confidential Information, including, without limitation, restrictions on disclosure thereof by the Receiving Party’s employees and Affiliates who may have access to the Disclosing Party’s Confidential Information, the use of non-disclosure clauses in employment and other agreements with such persons, and the execution of confidentiality agreements in a form acceptable to the Disclosing Party, by persons having access to such Confidential Information. Notwithstanding any other provision of this Agreement to the contrary, (i) provided that a party or its Affiliate has in place a confidentiality agreement that governs disclosure of non-public information with potential parties to an acquisition agreement regarding such party or its Affiliate, the parties may make Confidential Information available to potential acquirers and their lenders for use in evaluating a possible acquisition transaction; (ii) the parties may disclose Confidential Information to Governmental Authorities as may be required by applicable Law; and (iii) inclusion of customer’s names and addresses in Licensor’s databases shall be permitted without any obligation to remove such information or restrict its use after termination or expiration of this Agreement.

(F) Prohibition Against Soliciting Employees of Licensor. Without the Licensor’s prior written approval, Licensee and its Affiliates, will not, directly or indirectly, solicit the employment of any Person who has an active management position with Licensor or any of its Affiliates.

(G) Efforts Required. Licensee will use its best commercial efforts to procure the greatest volume and value of Total Revenues for the Hotel consistent with good service to the public and compliance with the terms of this Agreement.

(H) Maintenance of Interior and Exterior of Hotel. Licensee will, at all times, maintain the interior and exterior of the Licensed Location and the Hotel, and all contents thereof, in a high standard of decoration, repair, cleanliness and orderliness consistent with the Management Standard and the standards of the Hotel System and Manuals. Licensee shall make such replacements and renewals to FF&E and repairs to the Hotel’s physical facilities as are necessary to maintain the Hotel at such standards. Licensee acknowledges that Licensor bears no responsibility for any renovations at the Hotel and that Licensee in all respects bears the responsibility for the conduct and adequacy of each renovation.

(I) Participation in Charitable Causes. Licensee will adopt and maintain a positive attitude towards charitable causes supported by Licensor with a view to providing facilities and assistance comparable to that provided by other Hard Rock establishments of Licensor and its Affiliates, so long as such activities do not conflict with any business or other charitable activities of the Licensee or its Affiliates.

(J) Only Approved Signage May Be Used at Hotel. Licensee shall not erect or alter any sign or other medium of display or advertisement upon the Hotel without, in each case, obtaining the prior written consent of Licensor. Each such alteration, erection, or installation shall be made only in accordance with plans, drawings, and specifications previously submitted to and approved in writing by Licensor.

(K) Appearance and Demeanor of Personnel. Licensee shall ensure that all personnel employed or otherwise retained by Licensee or utilized by Licensee in connection with the operation of the Hotel shall, at all times, be clean, cleanly and tidily clothed and polite. Licensee will carefully consider any suggestions given to Licensee by Licensor with regard to the cleanliness, clothing, appearance, and demeanor of all such Persons.

(L) Atmosphere. Licensee shall maintain an appropriate atmosphere for the Licensed Location and the Hotel and will not permit any illegal, immoral or other inappropriate activity to be conducted thereon.

(M) Promote and Preserve Goodwill. Licensee will promote and preserve the goodwill and reputation associated with the Licensed Rights. In this context Licensee shall not, absent the prior written consent of Licensor in each instance, utilize the Licensed Rights or any portion of the Hotel in connection with, to support or assist, or to otherwise benefit any other business or activity, whether or not for profit.

(N) Prompt Payment of Amounts Due. Licensee will pay to Licensor, Licensor’s Affiliates, and all suppliers of Licensee, any and all amounts due any such Person promptly and in accordance with the agreed or, if not previously agreed, customary, terms of payment.

(O) Maintain Possession of Manuals. Licensor shall, at Licensee’s request, provide up to five (5) physical copies of the Manuals for use by Licensee, its Affiliates (as required in connection with the Hotel) or their respective staffs. Licensee will maintain the Manuals at the Hotel at all times. Licensee will not copy the Manuals, or any portion thereof, without Licensor’s prior written permission (such permission not to be unreasonably withheld or delayed) and will not permit any member of Licensee’s staff or any other Person with access thereto to do so. Licensee will inform Licensor immediately if any of the Manuals, or any portion thereof, is copied, stolen, removed from the Hotel, lost, or damaged. Licensor shall provide Licensee with all updates and revisions of the Manuals. Licensee shall at all times ensure that Licensee’s copy of the Manuals is kept up-to-date, and in the event of any dispute or to the contents of the Manuals the master copy of the Manuals maintained by Licensor at Licensor’s principal office shall be controlling.

(P) Anti-Counterfeiting Program. Upon request of Licensor, Licensee will participate in any anti-counterfeiting program relating to goods and merchandise utilizing the Licensed Marks developed by Licensor that is relevant to the Hotel and its suppliers.

(Q) Corporate Compliance. Licensee shall upon request provide Licensor with samples of all products and materials (including any advertising, marketing or promotional materials) on, or in relation to which the Licensed Marks are used. Licensee shall not sell, distribute or otherwise dispose of any materials or products which Licensor determines do not comply with the requirements of this Agreement.

(R) Reservation System. Licensee shall, not less than one hundred eighty (180) days prior to the Opening Date, have a Reservation System available for the Hotel that is technically compatible with then current technology, can interface with and is compatible with other Reservation Systems servicing Hard Rock Hotels and is reasonably acceptable to Licensor.

(1) Licensor may develop a central Reservation System through which guests may make reservations at Hard Rock Hotel & Casinos and Hard Rock Hotels operated by Licensor or other licensees of Licensor. If requested by Licensor by written notice to Licensee upon not less than one hundred eighty (180) days prior written notice, Licensee may, at its sole discretion, adopt such Reservation System. Licensor reserves the right to modify or change, at its sole discretion, Licensor’s Reservation System at any time. Licensee agrees to give Licensor direct access to inventory for the Hotel (through GDS switch or other device/interface utilized by Licensor). Licensor shall have the ability to reserve space in the Hotel at commissionable rates. The commission to be paid by

Licensee to Licensor shall be mutually agreed to by Licensee and Licensor. Licensee shall be solely responsible for notifying Licensor of any changes in the Hotel/Casino’s room rates. Licensee shall in no event charge any Hotel/Casino guest a rate higher than the rate specified to the guest by Licensor’s Reservation System office at the time the guest’s reservation was made. Such rate shall be the rate most recently provided to Licensor’s Reservation System office, according to the records of such office, by Licensee prior to the guest having made such reservation.

(2) Licensee shall use reasonable efforts to encourage and promote the use of Hard Rock Hotel & Casinos and Hard Rock Hotels. If Licensee receives a request at the Hotel for Hard Rock Hotel & Casino or Hard Rock Hotel reservations or accommodations in any area where a Hard Rock Hotel & Casino or Hard Rock Hotel is located, Licensee will promptly refer such request to such Hotel & Casino or Hard Rock Hotel or to Licensor’s Reservation System.

(3) Subject to privacy Laws of Macau, other applicable Laws, and consent of Hotel guests and Governmental Authority, if required, Licensee agrees to provide to Licensor all Guest Profile Data pertaining to or derived from the operation of the Hotel (the “Hotel Guest Profile Data”) in such manner as shall be reasonably agreed between Licensee and Licensor. Licensor acknowledges and agrees that the Hotel Guest Profile Data shall not include any gaming data. If the privacy Laws of Macau require Licensee to obtain consent from guests in order to release the Hotel Guest Profile Data to Licensor, Licensee agrees to request such consent from guests. If the privacy Laws of Macau require Licensee to obtain consent from any Governmental Authority in order to release the Hotel Guest Profile Data to Licensor, Licensee agrees to request such consent from Governmental Authority. Further, if the privacy Laws of Macau allow such consent to be sought and received through an opt-out option rather than an opt-in option, Licensee agrees to utilize the opt-out option in seeking guests’ consent. In the event a Hotel Guest or Governmental Authority does not give the requisite consent, Licensee shall not be required to provide to Licensor the relevant Hotel Guest Profile Data. Notwithstanding any other provisions to the contrary contained in this Agreement, or the Casino License or any other agreement, but subject to applicable Laws and the consent of Hotel guests and Governmental Authority, if required, the parties and their respective Affiliates shall have the right to continue to use during and after the Term of this Agreement the Hotel Guest Profile Data obtained during the Term.

(4) Notwithstanding any other provisions in this Agreement, Licensor and its Affiliates shall be entitled to enter into affiliation agreements with any hotels which allow members of guest recognition programs from time to time recognized by Licensor to redeem awards for stays at such hotels, and Licensee agrees to participate in such guest recognition programs on such terms and conditions as agreed by the Licensee and Licensor.

(S) Casino Licensee’s Default. In the event Casino Licensee is in default under the Casino License and Licensor is entitled to damages by reason of Casino Licensee’s default, Licensee agrees to pay to Licensor after five (5) days prior written notice the amount of such damages under the Casino License to the extent that Casino Licensee fails to pay such amounts to Licensor. The foregoing shall not be deemed a waiver of any of Licensor’s rights hereunder or under the Casino License or any other rights available at Law or in equity.

(T) Approved Products. Licensor reserves the right from time to time to approve specifications of operating supplies and equipment used or sold at the Hotel to ensure such operating supplies and equipment are substantially similar to the level of service and quality practiced by first class full service facilities earning a “four star” rating by a recognized rating body in the hospitality industry.

12. PROTECTION AND ACKNOWLEDGMENT OF THE LICENSED RIGHTS

(A) Licensed Rights Exclusive Property of Licensor. Subject to this Agreement, Licensee recognizes and acknowledges the exclusive rights of Licensor to the Licensed Rights and all other intellectual property rights related thereto or derived therefrom and acknowledges that all such rights are subject to the total control in their exercise by Licensor and its Affiliates. For all purposes of the relationship between Licensor and Licensee created hereunder, Licensor shall be deemed to be the sole and exclusive owner of all right, title and interest in and to the Licensed Rights in all forms and embodiments thereof, subject only to the specific rights granted to Licensee hereunder. Licensee agrees that its use of the Licensed Rights, and all associated goodwill generated thereby, inures to the sole benefit of Licensor and Hard Rock (USA) in accordance with their rights in the Licensed Rights and shall be deemed to be used by Licensor. Licensee specifically acknowledges that the rights granted to it pursuant to this Agreement shall not prevent or prohibit Licensor or any licensee thereof to commercialize or otherwise utilize (and retain all profits from) the Licensed Rights or any other intellectual property right of Licensor in any endeavor, except as otherwise provided in Section 2(B) hereof. Except as specifically provided in this Agreement (including Section 12(L)), Licensor makes no representation and gives no warranty of whatsoever nature or kind with respect to the validity of, or its rights, title and no warranty of whatsoever nature or kind with respect to the validity of, or its rights, title and interest in or to, the Licensed Rights and expressly disclaims any implied warranty against infringement.

(B) Licensee Has No Right of Ownership in Licensed Rights. Except as provided herein, nothing contained in this Agreement shall be construed to confer upon Licensee any right to the Licensed Rights registered in the name of Licensee as proprietor or to vest in Licensee any right of ownership to the Licensed Rights, and Licensee shall not, directly or indirectly, register or cause to be registered, in any country or with any Governmental Authority or use any trademark, trade name, service mark or other intellectual property right consisting of, related to, similar to and/or deceptively similar to, any of the Licensed Marks or any other intellectual property right of Licensor or any Affiliate of Licensor.

(C) Licensee Will Not Challenge Licensor’s Ownership of the Licensed Rights. During the Term and thereafter, Licensee will not, and will not assist any Person to: (i) challenge the validity of Licensor’s ownership of, or right to license, the Licensed Rights or any registration or application for registration therefor; (ii) contest the fact that Licensee’s rights under this Agreement are solely those of a Licensee and terminate upon termination or expiration of this Agreement; and (iii) represent in any manner that it has any title or right to the ownership, registration or use of the Licensed Rights in any manner except as set forth in this Agreement.

(D) Licensee to Cooperate Where Requested. In the event, at any time during the term of this Agreement, Hard Rock (USA), Licensor or their respective Affiliates apply or decide to apply for registration of a trademark, trade name, service mark or other intellectual property right that is or may become a part of the Licensed Marks, Licensee will, at Licensor’s cost to the extent of any out-of-pocket costs of Licensee, render to them all requested reasonable assistance, in obtaining and thereafter maintaining registration thereof (including, without limitation, the execution of all necessary registered user or similar agreements) with applicable Governmental Authorities.

(E) Licensee’s Covenants. Licensee shall use the Licensed Rights only in compliance with applicable Laws as permitted by this Agreement. Licensee shall not use or exploit the Licensed Rights outside the Licensed Location except the Licensee may engage in, and use the Licensed Rights for, the promotion, advertising or marketing of its and its Affiliates’ Hard Rock Hotels anywhere in the world. Licensee shall not have any right to assign, sublicense or franchise any of the Licensed Rights to any other Persons; provided, however, that Licensee’s or Casino Licensee’s wholly-owned Affiliates may utilize the Licensed Rights to perform any obligations of the Licensee under this Agreement where the Licensee has delegated those obligations to that Affiliate. Licensor and its Affiliates shall retain the sole right to apply for the registration or renewal of trademarks and service marks or other proprietary rights for the Licensed Marks anywhere in the world, including the Territory, and Licensee shall cooperate with Licensor and its Affiliates (at Licensee’s expense) in connection with such applications and renewals.

(F) Hotel Name. Licensee will operate the Hotel only under the Licensed Marks under the name Hard Rock Hotel & Casino Macau or Hard Rock Hotel & Casino City of Dreams Macau.

(G) Licensee’s Duties. Licensee shall:

(1) Not use any Licensed Marks as part of its corporate name or the name of any Affiliate.

(2) Not cause or permit anything within Licensee’s control to occur which may damage, endanger, or reduce the value of the Licensed Marks or any other trademark, trade name, service mark, or other intellectual property right of Licensor or any Affiliate of Licensor, or Licensor’s or such Affiliate’s title thereto, or the rights of any other licensee of Licensor or any Affiliate of Licensor thereto, or assist or suffer any other Person to do so.

(3) Not interfere in any manner with, nor attempt to prohibit, the use or registration by Licensor, with applicable Governmental Authorities of the Licensed Marks or any other trademark, trade name, service mark or other intellectual property right of Licensor or any Affiliate thereof.

(4) Not use any name or mark similar to or capable of being confused with any of the Licensed Marks or any other trademark, trade name, service mark, or other intellectual property right of Licensor or any Affiliate thereof.

(5) Take such action in relation to the Licensed Marks as Licensor may, from time to time, require, in order to protect or promote the same, including, without limitation, the marking of any advertising material, signs, or other items bearing the Licensed Marks, in such manner as Licensor may require.

(6) Give notice on all business stationery, merchandise cards, purchase order forms, guest checks, maintenance requests, invitations, employment applications and on such other items, and in such other places, as Licensor may, from time to time require, that the Hotel is operated under license from Licensor pursuant to this Agreement and such other notices as Licensor may deem reasonably necessary to inform third parties that Licensor does not accept liability for the acts, omissions, debts, or defaults of Licensee; and promotional material and advertisements will, if Licensor requires, include a statement that the Hotel is operated under license from Licensor and such other information as Licensor may deem necessary to inform third parties that it does not accept liability for the acts, omissions, debts, or defaults of Licensee.

(H) Licensee’s Duties Regarding Infringement. Licensee will immediately notify Licensor in writing of any actual or suspected Infringement of the Licensed Rights, any claim in the nature of Infringement against Licensor, any claim that the Licensed Marks are invalid, infringe third party rights, cause deception, confusion, or otherwise attack the Licensed Marks, Licensee, or any Affiliate thereof, involving the Licensed Rights, or any use thereof by Licensor, Licensee, or any Affiliate thereof (collectively, all of the foregoing shall be referred to in this Section 12(H) as an “Infringement Claim”), of which Licensee becomes aware. Licensee will, where requested by Licensor at Licensor’s cost to the extent of any out-of-pocket expenses incurred by Licensee and any other costs or expenses approved by Licensor, lend all reasonably necessary assistance in any such action Licensor or any Affiliate thereof may institute, against any Person involved or suspected of being involved in the Infringement of the Licensed Rights, as described herein, at or proximate to the Licensed Location, or any Infringement Claim action Licensor or any Affiliate thereof may defend. Licensee shall not make any admissions in respect of such matters and shall provide Licensor with all relevant information in its possession regarding any infringement claim. All damage or settlement awards, if any, received in connection with any Infringement Claim action, after reimbursement (pro rata) to Licensor and Licensee of their respective attorneys’ fees and other costs of maintaining any such action, shall be for the account of Licensor. Licensor shall, at all times, in its discretion have full control over the conduct of any Infringement Claim action and the settlement thereof, except in the case where Licensee or its Affiliate is a named defendant in any such action as it relates to Licensee, in which event Licensor and Licensee shall have joint control of such action, but neither party hereto shall, in connection with any such action, assert any legal position or effect any settlement which would be in contravention of the other party’s rights hereunder or to Licensor’s and its Affiliates’ rights to the Licensed Rights. Licensor and Hard Rock USA shall have the right to join or intervene in any action commenced or defended by Licensee hereunder.

(I) Licensor’s Exclusive Rights. Licensee hereby acknowledges the exclusive rights of Licensor and its Affiliates:

(1) to the Licensed Rights and all parts thereof, including, without limitation, all amendments and modifications thereto and all advertising matter, slogans, and similar items and ideas which may, from time to time, be used to promote the same including any such adverting slogans, advertising matter and similar promotional programs that are developed by Licensee that utilize the Licensed Marks or are specifically related to the Hard Rock Brand (e.g. “Rock Your World”).

(2) to make such additions or modifications to the Licensed Rights or the Hotel System, including, without limitation, the addition, renewal, or substitution of other intellectual property rights as may from time to time, in Licensor’s sole judgment, be necessary to promote, improve, or protect the Licensed Rights or the Hotel System, and to amend or revise the Manuals; and

(3) to take all actions Licensor deems reasonably necessary to protect and promote the Licensed Rights, the Hotel System, and the operations and goodwill of the Hard Rock Hotel, including but not limited to any statutory or common law right to bring infringement proceedings.

(J) Licensee’s Improvements to be Licensed to Licensor. If, at any time during the period of this Agreement, Licensee or any employee or representative thereof shall invent, discover, or make any improvements to the Licensed Rights, the Hotel System, the Manuals or any ideas, Concepts (including their names, logos, distinctive interior and exterior designs), programmatic elements, color schemes, including decoration and design of any staff uniform), techniques, manuals, or improvement which may otherwise be applicable specifically to a Hard Rock Hotel, it shall promptly disclose to Licensor of the same, together with all details necessary for a proper understanding of the same, and all such improvements shall be deemed to be Licensor’s and Licensor’s Affiliates’ sole and exclusive property, part of the Hotel System and work made-for-hire for Licensor and its Affiliates. To the extent any item does not qualify as a “work made-for-hire” for Licensor and its Affiliates, by this paragraph, Licensee hereby assigns ownership of that item, and all related rights to that item, to Licensor and its Affiliates and agree to take whatever action (including signing assignments or other documents) Licensor requests that evidence Licensor’s and its Affiliates’ ownership or to help Licensor or its Affiliates obtain intellectual properties rights in the item.

(K) Licensed Rights to be used only with Operation of the Hotel. Licensee shall not use the Licensed Rights or any variation thereof except in connection with the operation of the Hotel as provided for herein.

(L) Licensor’s Warranty. Licensor represents and warrants to Licensee, on a continuing basis, that:

(1) Licensor owns, or has the right to license, the Licensed Marks;

(2) Licensor has (and will have at all relevant times) the right to grant a license to use the Licensed Marks to Licensee; and

(3) the use of the Licensed Marks by Licensee in accordance with this Agreement will not infringe the intellectual property rights or any other rights of any other Person.

13. ACCOUNTING RECORD; RIGHT TO INSPECT

(A) Reporting Requirements. Licensee shall deliver, or cause to be delivered, to Licensor, the following statements:

(1) by Wednesday of each week, and in a form as may be prescribed by Licensor, a detailed statement of Total Revenues, Room Revenues and Food and Beverage Revenues of the Hotel for the previous week, and such other information as may be requested by Licensor; and

(2) within thirty (30) days after the end of each calendar month of operation of the Hotel, an operating statement for the Hotel showing the results of operation of the Hotel for the preceding month and for the year to date (including, without limitation, Total Revenues, Room Revenues, Food and Beverage Revenues, EBITDA and average daily room rate and occupancy of the Hotel for such period), in such detail as Licensor shall require, and showing the previous month’s Continuing Fees and all expenditures of Licensee pursuant to Section 9(B) of this Agreement, for such preceding month and year to date; and

(3) within one hundred twenty (120) days after the end of each Fiscal Year, audited separate and/or consolidated statements of the Hotel for such Fiscal Year certified by a firm of independent certified public accountants, showing the results of operation for the immediately preceding Fiscal Year (including, without limitation, Total Revenues, Room Revenues, Food and Beverage Revenues and EBITDA of the Hotel for such Fiscal Year); and

(4) within thirty (30) days prior to the end of each calendar quarter, a written narrative report describing the current status of the Hotel, and the material issues in connection with its business and operations, and Licensee’s projections of Total Revenues, Room Revenues and expenses for the ensuing calendar quarter.

(i) Annual Budgets. Licensee shall prepare on a format specified by Licensor a budget for each upcoming Fiscal Year on or before forty-five (45) days of preceding such Operating Year to assist with Licensor’s budgeting process. To the extent the first Operating Year is less than 6 months, the budget for such Fiscal Year may be combined with that for the first full Fiscal Year.

In addition, at the Licensor’s request and subject to Licensor’s obligations under Sections 11(E) and 16(A), Licensee shall make available to Licensor marketing information and analyses of the Hotel that Licensee prepares or utilizes, such as, but not limited to, occupancy rates and Guest Profile Data, and subject to applicable Laws, and consent of Hotel guests and Governmental Authority, if required, shall provide to Licensor access to database information regarding customers and potential customers developed by Licensee by means of its reservation system, surveys or otherwise.

(B) Licensee’s Books and Records Available to Licensor. Licensee shall retain and make available to Licensor, or to the designated representatives of Licensor, upon reasonable advance Notice to Licensee, all books and records, including, without limitation, all contracts, documents, invoices, construction records, financial statements and reports, tax returns, accounting or accountants’ work papers, insurance reports, computer retained information, and other items of financial and business information of or relating to the Hotel and all operations and activities thereof, as Licensor shall reasonably request (collectively, “Books and Records”). Licensee shall keep all such Books and Records in all material respects in accordance with the determination of the accountants, on an accrual basis, and in accordance with GAAP. Licensor acknowledges that such information is Licensee Confidential Information, and shall only be used in accordance with Licensor’s obligations under this Agreement relating to Confidential Information.

(C) Licensor’s Right to Audit. Upon reasonable advance notice to Licensee, Licensee shall permit Licensor, its accountants, attorneys and agents, to enter upon any part of the Hotel at all reasonable times during, and for a period of three (3) years following, the term of this Agreement, for the purpose of examining, inspecting, auditing and making extracts of all financial and other Books and Records of Licensee which relate to the term of this Agreement. If an audit of such Books and Records discloses that Licensor has been paid less than ninety-eight percent (98%) of all Continuing Fees during any Fiscal Year, Licensee shall immediately pay the deficiencies, together with interest thereon at the Interest Rate, and shall also pay to Licensor immediately upon demand therefor all of Licensor’s reasonable costs of such audit. If the audit discloses that ninety-eight percent (98%) or more of all Continuing Fees and other fees and payments due have been made, Licensee shall pay any deficiency immediately, together with interest thereon at the Interest Rate, and Licensor shall bear the costs of the audit. Notwithstanding the foregoing, if, during the Term of this Agreement, it is determined that Licensee has failed to pay at least ninety-eight percent (98%) of all Continuing Fees and such other payments due on three (3) separate occasions then Licensee shall pay the costs of an annual audit thereafter for the duration of the Term of the Agreement and any extensions thereof.

(D) Record Retention; Delivery to Licensor. Licensee shall keep and preserve, at its expense, full and complete records of Total Revenues and all other Books and Records, including without limitation, tax returns, check registers, bank account records and all corporate records within such time frame as may be stipulated by applicable Laws or prescribed by Licensor and shall also deliver, at the Licensor’s expense, such additional financial, operating and other information and reports to Licensor or Licensor’s designee as the parties may agree.

14. REQUIRED INSURANCE

(A) Obligations of Tenants, Subtenants and Contractors. If either Licensor or Licensee enters into any lease or sublease for premises at the Hotel or any contract for redevelopment or renovation or similar work at, or materials for the Hotel, said lease, sublease or contract shall require the tenant, subtenant or contractor to maintain insurance satisfying all of the requirements of this Section 14, including all applicable coverages listed herein or such other insurance as may be commercially reasonable under the circumstances. If any such leases, subleases or contracts were entered into prior to the commencement of the Term, and the terms of those leases or subleases will not expire or the contract work will not be completed prior to the commencement of the Term, then Licensee covenants and agrees that, on or before the commencement of the Term, it will either cause such tenants, subtenants and contractors to obtain the insurance required by this Section 14, including all applicable coverages listed above, or Licensee will obtain such insurance, at Licensee’s expense, on behalf of such tenants, subtenants and contractors.

(B) Schedules and Certificates of Insurance. Licensee shall promptly provide Licensor with certificates of insurance evidencing all insurance coverages required of Licensee pursuant to this Section 14, and Licensee shall immediately provide, upon renewal, expiration, change, or cancellation of any insurance coverage, a new certificate of insurance to Licensor. All insurance policies shall name Licensor and its Affiliates as additional insureds.

(C) General Requirements for Insurance. All insurance required hereunder shall be provided by policies issued by insurance companies who are qualified to do business in the jurisdiction where the Hotel is located with a Best rating of at least A-. All policies of insurance required hereunder shall be in full force and effect at all times throughout the Term, except for the coverage described in Section 14(F)(5) shall be in full force and effect at all times throughout the Term and for an additional period of two (2) years after the expiration of the Term. All insurance policies shall have attached thereto: (a) an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days’ prior written notice to Licensor and Licensee, (b) an endorsement to the effect that no act or omission of Licensor, Licensee or their respective Affiliates shall affect the obligation of the insurer to pay the full amount of any loss sustained; and (c) an endorsement denying to the insurer rights of subrogation against the Licensor and Licensee, and their respective Affiliates, to the extent rights of recovery against the Licensor and Licensee, and their respective Affiliates, have been waived by the insured prior to occurrence of injury or loss and further providing that the insurance will not be invalidated by such a waiver. Any insurance may be provided under blanket policies of insurance. All insurance maintained by Licensee pursuant to Section 14(F)(2) shall, so long as the Hotel is mortgaged or encumbered pursuant to a mortgage or similar security instrument, be subject to a standard mortgagee clause in favor of the holder of the mortgage or other security instrument and shall provide that the insurance company will have no right of subrogation against such holder.

(D) Deductible. Each insurance policy required by this Section 14 shall be subject to a commercially reasonable deductible based on the recommendation of Licensee’s insurance broker.

(E) Waiver. Licensor, Licensee and their respective Affiliates shall not assert against the other, and each does hereby waive with respect to the others, any claims for any losses, damages, liabilities or expenses (including attorneys’ fees) incurred or sustained by any of them on account of damage or injury to persons or property arising out of the ownership, operation and/or maintenance of the Hotel, to the extent that the same would be covered and paid by the insurance required to be carried hereunder.

(F) Coverage. At all times during the term of this Agreement, Licensee, at its sole cost and expense, shall procure and maintain in full force and effect each of the following insurance coverages with respect to the Hotel and the Licensed Location:

(1) During Construction. At all times during the period of construction, furnishing and equipping of the Hotel and at all times during any other period of construction (including renovations, alterations and improvements), until final completion thereof, Contractor’s All Risk Insurance (“All Risk” or equivalent coverage) for the Hotel in an amount not less than the estimated cost of such construction (including “hard” and “soft” costs) for property damage, protecting Licensee and Licensor, as their interests may appear, with a commercially reasonable deductible from the date of projected completion and extending for at least twelve (12) months thereafter for defects liability, including the coverages identified in Section 14(F)(2);

(2) Property Damage Insurance. At all times during the term of this Agreement, “All Risk” (or its equivalent) property damage insurance for the Hotel protecting Licensee and Licensor, as their interests may appear, with replacement cost valuation (to be provided not later than promptly following substantial completion of the Hotel) in an amount not less than the full replacement value thereof and including, among other things, (a) coverage for all physical loss or damage to the Hotel (including contents); (b) coverage for earthquake, typhoon, flood and windstorm to the extent available at commercially reasonably rates, limits and deductibles; and (c) no exclusions other than industry standard exclusions for property of similar size and location.

(3) Business Interruption Insurance. Business Interruption Insurance for the Hotel on an “All Risk” basis. Such insurance shall include, among other things (a) coverage against all insurable risks of physical loss or damage, (b) coverage for earthquake, typhoon, flood and windstorm to the extent available at commercially reasonable rates, limits and deductibles, (c) no exclusions other than industry standard exclusions for property of similar size and location, and (d) coverage for the Continuing Fees hereunder in an amount equal to at least the Fees payable for one (1) Fiscal Year in connection with Hotel (as reasonably projected by Licensee for the first full Operating Year and thereafter based on the amounts actually paid during the most recently ended Operating Year).

(4) Liability Insurance. General public liability insurance protecting Licensee and Licensor against claims brought in connection with the Hotel for personal injury, death and damage to and theft of property of third persons, in an amount not less than $10,000,000 per occurrence, combined single limit, and designating Licensee as a named insured and Licensor as an additional insured. Such liability insurance shall include such coverage as Licensor shall reasonably require and as shall be commercially available, which shall include, but not be limited to, coverage against liability arising out of (a) the sale of liquor, wine and beer on the Hotel premises, (b) the ownership or operation of motor vehicles, (c) assault or battery, (d) false arrest, detention or imprisonment or malicious prosecution, (e) wrongful entry or eviction, and (f) completed operations. Such insurance shall contain no exclusion other than industry standard exclusions for property of similar size and location.

(5) Workers’ Compensation Insurance. Statutory Workers’ Compensation and Disability Benefits Insurance and any other insurance required by applicable Law(s), covering all Hotel employees and all persons employed by Licensee, Licensor, contractors, subcontractors, or any entity performing work on or for the Hotel (unless and to the extent provided by such parties), all in amounts not less than the statutory minimum.

(6) Umbrella/Excess Liability Insurance. Umbrella/Excess Liability Insurance in an amount not less than $50,000,000 per occurrence, which shall apply only to the Hotel and not provide coverage for any other property owned, developed, operated, managed, franchised, leased or granted a license by Licensee or any of Licensee’s Affiliates;

(7) Fidelity. Fidelity and dishonesty insurance, and money and securities insurance in such amounts as Licensor shall deem advisable but not less than a commercially reasonable amount for a casino hotel of this size and type in Macau based on the recommendation of Licensee’s insurance broker.

(8) Other. Such additional insurance as may be required with respect to the Hotel or any part thereof, together with insurance against such other risks as it is now, or hereafter may be, customary to insure against in the operation of similar property, considering the nature of the business and the geographic and climatic nature of the Hotel’s location.

All such policies of insurance described above shall be in the form of “occurrence insurance” to the extent available on a commercially reasonable basis.

(G) Defense of Claims. All liability insurance policies procured and maintained by Licensee pursuant to this Section 14 will require the insurance carrier to provide and pay for attorneys to defend any legal actions, lawsuits, or claims brought against Licensee, Licensor, or any of their respective officers, directors, agents, or employees.

15. TERMINATION

(A) Termination by Licensor for Cause. Upon the occurrence of any Licensee Event of Default, Licensor may, at its option, and without waiving its rights hereunder or any other rights available at Law or in equity, including its rights to damages, terminate this Agreement and all of Licensee’s rights hereunder effective immediately upon the date Licensor delivers written notice of termination, upon such later date as may be set forth in such notice of termination, or upon the occurrence of or the lapse of the specified cure period following, any one of the following “Licensee Events of Default:”

(1) If Licensee applies for or consents to the appointment of a receiver (other than for a bona fide re-structuring or amalgamation not involving insolvency) subject to Section 17 hereof, judicial manager, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against Licensee in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating Licensee a bankrupt or insolvent or approving a petition seeking reorganization of Licensee or appointing a receiver, trustee or liquidator of Licensee or of all or a substantial part of the assets of Licensee, and any such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

(2) If Licensee fails to make any payment due hereunder within ten (10) days after Licensor’s written notice that such payment is past due;

(3) If Licensee is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offense (even if not a crime), that is reasonably likely, in Licensor’s reasonable opinion, to affect adversely the Hotel System, any Hard Rock Hotel, the Licensed Marks, or the goodwill associated therewith;

(4) If Licensee is failing to maintain any Permits or to comply with any Laws applicable to the operation of the Hotel which would materially adversely affect the Licensed Rights or the ability of Licensee to comply with the provisions of this Agreement, and Licensee does not cure such failure within thirty (30) days of Licensee’s receipt of notice of such failure or such longer period as permitted by the applicable Laws or the Government Authority (up to a maximum of 180 days), provided that in case of any failure of Licensee to maintain any Permits applicable to the operation of the Hotel not owing to or constituting a breach or default of Licensee hereunder, no damages or compensation for such termination shall be payable by Licensee;

(5) If Licensee defaults on any of its obligations under any other agreement with Licensor or its Affiliates with respect to the Hotel or Casino, including without, limitation, the Casino License or the Memorabilia Lease and such default is not cured in accordance with the terms of such other agreement or waived by Licensor in writing;

(6) If the Casino is closed to the public for more than one hundred eighty (180) consecutive days for any reason whatsoever; provided that in the case of any closure of the Casino for more than one hundred eighty (180) consecutive days not owing to or constituting a breach or default of Licensee under this Agreement, no damages or compensation for such termination shall be payable by Licensee;

(7) If Licensee’s right of possession of the Licensed Location shall be terminated at any time for any cause whatsoever, or if a Lease is terminated or expires, provided that in the case of any termination of Licensee’s right to possession of the Licensed Location or any termination or expiration of the Lease not owing to or constituting a breach or default of Licensee under this Agreement or the Lease, no damages or compensation for such termination shall be payable by Licensee;

(8) If Licensee fails to commence operation of the Hotel as required by Section 5 (M) of this Agreement;

(9) If there is any violation by the Licensee of any transfer provision contained in Section 17 of this Agreement;

(10) If there are three (3) or more substantially similar defaults under this Agreement by Licensee during any twelve (12) month period, or five (5) or more substantially similar defaults under this Agreement by Licensee during any thirty-six (36) month period during the Term;

(11) If Licensee violates: (i) the noncompetition covenants contained in Section 18(A) of this Agreement; or (ii) any covenant of confidentiality or nondisclosure contained in this Agreement that causes a material adverse effect for Licensor (other than pursuant to the terms of this Agreement);

(12) If Licensee makes, or has made, any materially false statement or report to Licensor in connection with (i) this Agreement or (ii) any information furnished to Licensor prior to entering into this Agreement;

(13) If the Casino License is terminated for any reason or if Casino Licensee shall at any time cease to be an Affiliate of Licensee; or

(14) If Licensee fails to perform or commits a breach of any other non-monetary covenant, obligation, term, condition, warranty or certification herein and fails to cure such noncompliance or deficiency within thirty (30) days after Licensor’s written notice thereof, provided that in the event cure within such thirty (30) day period is not possible, no termination shall be permitted by Licensor if Licensee promptly commences cure within such thirty (30) day period and diligently pursues the same.

(B) Termination by Licensee Without Cause. At any time after the third (3rd) Fiscal Year after the Opening Date, Licensee and Casino Licensee may upon ninety (90) days prior written notice signed by both of them elect to simultaneously terminate this Agreement and the Casino License by payment of a Termination Fee to Licensor. The “Termination Fee” with respect to this Agreement shall mean a cash payment equal to the discounted value, using an 8% per annum discount rate, of ninety percent (90%) of the average of the monthly Fees paid to Licensor under this Agreement for the twenty-four (24) month period ending on the last day of the month which is prior to the termination date specified in the notice delivered under this Section 15(B) multiplied by the number of months remaining in the Term. Payment of such Termination Fee shall be made by wire transfer to an account specified by Licensor, and it shall be a condition to the effectiveness of any termination under this Section 15(B) that such fee shall have been paid to Licensor, the Casino License is simultaneously terminated.

(C) Termination by Licensee for Cause. Upon the occurrence of any Licensor Event of Default, Licensee may, at its option, and without waiving its rights hereunder or any other rights available at Law or in equity, including its rights to damages, terminate this Agreement and all of Licensor’s rights hereunder effective immediately upon the date Licensee delivers written notice of termination, upon such other date as may be set forth in such notice of termination, or upon the occurrence of or the lapse of the specified cure period following any one of the following “Licensor Events of Default:”

(1) If Licensor applies for or consents to the appointment of a receiver, judicial manager, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against Licensor in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating Licensor a bankrupt or insolvent or approving a petition seeking reorganization of Licensor or appointing a receiver, trustee or liquidator of Licensor or of all or a substantial part of the assets of Licensor, and any such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

(2) If Licensor is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offense (even if not a crime), that is reasonably likely, in Licensee’s reasonable opinion, to affect adversely the Hotel or Licensee’s, goodwill or rights under this Agreement;

(3) If Licensor is failing to maintain any Permits required to be held by it or to comply with any Laws applicable to Licensor regarding the operation of the Hotel which would materially adversely affect the Licensed Rights or the ability of Licensee to comply with the provisions of this Agreement, and Licensor does not cure such failure within thirty (30) days of Licensor’s receipt of notice of such failure, or such longer period as permitted by the applicable Laws or Governmental Authority (up to a maximum of 180 days), provided that in case of any failure of Licensor to maintain any Permits required to be held by it applicable to the operation of the Hotel not owing to or constituting a breach or default of Licensor hereunder, no damages or compensation for such termination shall be payable by Licensor;

(4) If Licensor defaults on any of its obligations under any other agreement with Licensee or its Affiliates, including without limitation, the Casino License or Casino Memorabilia Lease, and such default is not cured in accordance with the terms of such other agreement or waived in writing;

(5) If Licensor violates any covenant of confidentiality or nondisclosure contained in this Agreement that causes a material adverse effect on Licensee;

(6) If Licensor makes, or has made, any materially false statement or report to Licensee in connection with (i) this Agreement or (ii) any information furnished to Licensee prior to entering into this License Agreement;

(7) If the Casino License is terminated as a result of a default by Licensor under the Casino License;

(8) If Licensor fails to perform or commits a breach of any other non-monetary covenant, obligation, term, condition, warranty or certification herein and fails to cure such noncompliance or deficiency within thirty (30) days after Licensee’s written notice thereof, provided that in the event cure within such thirty (30) day period is not possible, no termination shall be permitted by Licensee if Licensor promptly commences cure within such thirty (30) day period and diligently pursues the same; or

(9) If Licensee shall reasonably determine based upon advice of Governmental Authorities with jurisdiction over Licensee, or of counsel for Licensee, that the continued existence of this Agreement would result in Licensee, Casino Licensee or its Affiliates (i) losing a gaming license then held by it, (ii) being denied a gaming license otherwise available to it because of Licensee’s relationship to Licensor as a result of this Agreement, or (iii) being subjected to material adverse effects if this Agreement continues to exist.

(D) Nonexclusivity of Remedies. Neither the termination of this Agreement, nor the exercise of any other right or remedy by a party hereto, shall terminate the right of either party hereto to commence appropriate arbitration, or, if applicable hereunder, litigation proceedings to remedy the breach of this Agreement by the other party, and shall also not affect the right of Licensor or any of its Affiliates to any payment which becomes due hereunder, under the Retail Lease Agreement or otherwise, following termination of this Agreement. The parties shall have and enjoy all rights and remedies available to them in the event of any breach of this Agreement.

16. LICENSEE’S OBLIGATIONS UPON TERMINATION OR EXPIRATION

(A) Termination of Use of Licensed Rights; Other Obligations. Upon expiration or termination of this Agreement for any reason, Licensee’s right to use the Licensed Rights will terminate immediately except as set forth in this Section 16, and this Agreement shall cease and neither party shall have any further claim against the other whatsoever in respect of any matter or thing under this Agreement, except that all obligations of the parties under this Agreement which accrue or are due with respect to periods prior to, or as of, such termination or expiration, and all obligations which expressly survive the expiration or termination of this Agreement, including, without limitation, the provisions of Sections 11(E), 16, 19, 20 and 22 of this Agreement, shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. In addition, Licensee will: (i) promptly upon demand therefor by Licensor pay any and all other Fees and amounts due and owing to Licensor or any Affiliate of Licensor under this Agreement; (ii) return to Licensor all materials containing any Licensor Confidential Information, including, without limitation, the Manuals; and (iii) comply with other applicable provisions of this Agreement. Upon expiration or termination of this Agreement, Licensor shall (x) return to Licensee all materials containing Licensee Confidential Information as required by this Agreement; and (y) comply with other applicable provisions of this Agreement.

(B) Alteration of the Licensed Location. Upon expiration or termination of this Agreement for any reason, Licensee shall, within ninety (90) days thereof at its expense, comply with all of Licensor’s instructions to alter, modify and change both the exterior and interior appearance of the Hotel and the Licensed Location; provided that Licensee must remove all elements comprising the Licensed Rights from the Hotel within thirty (30) days of the date thereof. At a minimum, such alterations, modifications and changes to the Hotel will include: (i) removing all exterior and interior signage containing any Licensed Mark; (ii) repainting and, where applicable, recovering both the exterior and interior of the Hotel to remove distinctive colors and designs from the walls; (iii) removing all fixtures and other distinctive decor items, music-related memorabilia and icons and distinctive furnishings, (iv) changing the staff uniforms; and (v) immediately discontinuing the use or display of the Licensed Marks, including all usage of the Licensed Marks in connection with the advertisement and promotion of the Hotel. Until all signage bearing the Licensed Marks shall be removed, Licensee shall pay Licensor each day a daily amount equal to the Continuing Fee.

(C) Transfer of Telephone Directory Listings. Upon expiration or termination of this Agreement for any reason, Licensor will have the absolute right to notify at any time after the date of termination of this Agreement the telephone company and all listing agencies of the termination or expiration of Licensee’s right to use all telephone numbers and all classified and other directory listings for the Hotel and to authorize the telephone company and all listing agencies to transfer to Licensor or its designee all telephone numbers and directory listings of the Hotel. Licensee acknowledges that Licensor has the absolute right and interest in and to all telephone numbers and directory listings associated with the Licensed Marks. The telephone company and all listing agencies may accept this Agreement as conclusive evidence of the exclusive rights of Licensor to such telephone numbers and directory listings to the extent provided herein, and this Agreement will constitute the authority from Licensee for the telephone company and each such listing agency to transfer all such telephone numbers and directory listings to Licensor. This Agreement will constitute a release of the telephone company and each such listing agency by Licensee from any and all claims, actions, and damages of Licensee for any actions taken pursuant to this subsection.

(D) Rights Assignable. All rights of Licensor contained within Section 16(C) hereof shall be freely assignable by Licensor to any designee of Licensor.

17. TRANSFER

(A) Assignment By Licensor. This Agreement shall inure to the benefit of any assignee or other legal successor to the interests of Licensor herein. Licensor is free to transfer and assign all of its rights and obligations under this Agreement to any person or business entity as part of a transfer or assignment of the Licensor’s entire business. Upon such assignment and assumption, Licensor shall have no further obligation to Licensee.

(B) Sale or Assignment By Licensee. The rights of Licensee pursuant to this Agreement are personal to Licensee. Licensor has granted a license to Licensee in reliance upon Licensee’s and its principals’ individual or collective character, skill, aptitude, attitude, business ability and financial capacity. Accordingly, subject to Section 5(C) and other than to a Melco Affiliate, Licensee shall not, directly or indirectly, sell, assign or otherwise transfer its ownership interest in the Hotel or substantially all of the assets of the Hotel, or its rights under this Agreement, in whole or in part (except for the lease of commercial space at the Hotel customarily subject to lease or concession arrangements), in each instance, without Licensor’s prior written approval, which may not be unreasonably withheld. In the event that Licensor does not approve the sale, assignment or transfer of the Hotel by Licensee, Licensee may terminate this Agreement on thirty (30) days written notice to Licensor upon payment of a Termination Fee computed as provided in Section 15(B). Licensor agrees, however, that Licensee may, on notice to the Licensor, sell, assign or otherwise transfer, without Licensor’s consent, its ownership interest in the Hotel or substantially all of the assets of the Hotel, or all of its rights under this Agreement, as part of a sale, assignment or other transfer of the whole or substantial part of the “City of Dreams” complex in which the Hotel is located including the Casino to a single person that is not a Competitor of Licensor and has a net worth of not less than $100 Million US Dollars at the time of such transaction that acquires the Casino and Casino License. Licensee shall in a timely manner provide Licensor with the necessary information regarding any proposed transfer to permit Licensor to evaluate the proposed transferee and the transfer. In the event that Licensee sells the Hotel, Casino and all or a substantial part of the “City of Dreams” complex to a Person that is a Competitor of Licensor, Licensor shall have the right by written notice to Licensee to terminate this Agreement and upon such termination Licensee shall pay to Licensor a fee equal to the Termination Fee computed as provided in Section 15(B). In the event that Licensee sells the Hotel, Casino and all or a substantial part of the City of Dreams complex to a Person who is not a Competitor of Licensor but does not at the time of the transaction satisfy the $100 Million U.S. Dollar net worth test set forth above, Licensor shall have the right by written notice to terminate this Agreement and upon such a termination Licensee shall pay to Licensor a fee equal to fifty percent (50%) of the Termination Fee computed as provided in Section 15(B).

(C) Effect of Sale or Lease.

(1) It is the intent of the parties hereto that the Hotel shall at all times during the Term of this Agreement be operated in accordance with the Hotel System and the terms of this Agreement. Accordingly, in the event that Licensor consents to a sale or lease and assignment of this Agreement pursuant to Section 17(B) above, the prospective purchaser shall deliver to Licensor as a condition to such sale or assignment an executed written instrument, reasonably satisfactory in form and substance to Licensor and its counsel, expressly assuming and agreeing to perform all of the terms and provisions of this Agreement and providing a release by the assigning Licensee.

(2) Licensor’s consent to any sale or assignment of this Agreement shall not constitute a waiver of any claims Licensor or any Affiliate of Licensor may have against Licensee, nor shall it be deemed a waiver of Licensor’s right to demand strict compliance with any of the terms or conditions of this Agreement by Licensee.

(3) Any sale or transfer in violation of the provisions of this Section 17 shall be void and of no force and effect.

18. NON-COMPETITION

(A) During the Term.

(1) During the term of this Agreement, Licensee and its Affiliates shall not, directly or indirectly, own, operate, or have any other interest in: (A) a restaurant, hotel, or casino located in the Territory which is owned, operated or licensed by a Competitor, (B) a Planet Hollywood restaurant, hotel, or casino located in the Territory, or (C) a Music-Themed hotel, or casino located in the Territory. For purposes hereof, “Music-Themed” shall mean a facility (including a hotel) that includes in its name, is licensed or endorsed by, or has a substantial portion of its design based on, or is otherwise identified with a musician, musical personality, a musical group and includes the display of memorabilia bearing the image of such musician, musical personality or musical group.

(2) Licensee shall not operate or permit any other Person to operate at the Licensed Location: (a) a restaurant owned, operated or licensed by a Competitor, or (b) a gift shop or other clothing or merchandise store which sells merchandise bearing the trademarks of a Competitor. Licensee agrees that it shall include or cause to be included in its leases for the Hotel a clause prohibiting or preventing the use of operation thereof in a manner which would violate the provisions of this Section and that Licensor shall be deemed a third party beneficiary of such lease clause with the right to enforce it against the tenant. For the avoidance of doubt, any breach of such lease clause not owing to the action or any of its Affiliates shall not be deemed as a breach of this Agreement by Licensee hereunder unless Licensee prevents Licensor from asserting its rights to prohibit such violation by a tenant.

(B) Upon Transfer, Termination or Expiration. Upon expiration or termination of this Agreement, or upon a transfer by Licensee of its interest in the Hotel or its rights under this Agreement, Licensee agrees that, for one (1) year beginning on the effective date of the expiration, termination or transfer, neither Licensee nor its Affiliates will directly or indirectly own, operate, be employed by, advise, assist, invest in, franchise, make loans to, or have any interest in, a Music-Themed hotel at the Licensed Location or at a location situated within the Territory.

(C) Necessity of Noncompetition Restriction; Injunctive Relief. Licensee agrees the provisions of this Section 18 are necessary to protect the legitimate business interests of Licensor, its Affiliates and other licensees of Licensor and its Affiliates (collectively, the “Protected Persons”), including, without limitation, and as applicable, preventing the unauthorized dissemination of marketing, promotional and Confidential Information to competitors thereof and preventing damage to and/or loss of goodwill associated with the Licensed Rights and other intellectual property rights of Licensor. Licensee specifically acknowledges that damages alone cannot adequately compensate for a violation by Licensee of the requirements of this Section 18, and that injunctive relief is essential for the protection of the Protected Persons. Licensee agrees that if Licensor alleges any violation of any covenant contained within this Section 18, the Licensor will have the right (notwithstanding Section 19 hereof) to petition a court of competent jurisdiction for injunctive relief, in addition to all other remedies that may be available.

19. DISPUTE RESOLUTION

(A) Accounting/ Fee Disputes. Any dispute regarding the calculation of Fees paid or payable by Licensee and/or its Affiliates shall be resolved in the following manner: Licensor and Licensee shall use their reasonable efforts with the assistance of their respective independent public accountants to resolve such dispute. If such persons are unable to resolve the dispute within thirty (30) calendar days after receipt by either party of a notice identifying the nature of such dispute (the “Dispute Notice”), then the issues raised by the Dispute Notice shall be resolved by any internationally recognized “big-four” firm of certified public accountants mutually acceptable to Licensor and Licensee (the “Accounting Referee”). Such person shall act as an expert and not as an arbitrator. If within forty-five (45) days after receipt by either party of the Dispute Notice, the parties are unable to agree on an Accounting Referee, then each party shall pick an internationally recognized “big-four” firm of certified public accountants and such firms shall select the Accounting Referee, provided that the Accounting Referee so elected by such firms shall be independent of Licensor and Licensee and their respective Affiliates and shall not have a business relationship with any of such parties. The parties shall use reasonable efforts to cause the Accounting Referee to promptly resolve such issues. Such determination shall be made within thirty (30) calendar days after the date on which the Accounting Referee receives notice of the dispute, or as soon thereafter as possible. Such determination shall be final and binding upon the parties and shall not be subject to appeal. The fees, costs and expenses of the Accounting Referee in conducting such review (if any) shall be shared fifty percent (50%) by Licensor and fifty percent (50%) by Licensee. If Licensor and Licensee are unable to agree on an Accounting Referee, the dispute shall be governed by Section 19(B) below.

If the final resolution of Fees as provided above results in an additional payment to Licensor by Licensee and/or its Affiliates, then Licensee and/or its Affiliates shall pay any additional amounts due to Licensor, together with Interest thereon from the relevant due date, and reimburse Licensor for its share of the fees, costs and expenses of the Accounting Referee, within fifteen (15) days of the date on which the final determination is agreed or determined. If the final resolution of the fees as provided above determines that Licensee is not obligated to pay any additional Fee, the Licensor shall reimburse Licensee for its share of the fees, costs and expenses of the Accounting Referee within fifteen (15) days of the date on which the final determination is agreed or determined.

(B) Other Disputes.

(1) Except for disputes, disagreements, controversies or claims (a “Dispute”) related to or based on Licensee’s use of the Licensed Marks and disputes relating to the calculation of fees paid or payable by Licensee and/or its Affiliates to Licensor, which are subject to Section 19(A), all Disputes between Licensor and Licensee arising out of or relating to this Agreement or the validity or enforcement of any provision of this Agreement, shall be resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “Arbitration Body”) as provided in this Section 19(B) and the Commercial Arbitration Rules of such body (the “Arbitration Rules”) in effect as of the commencement of the applicable arbitration proceeding, except to the extent the then current Arbitration Rules are inconsistent with the provisions of this Section 19(B), in which event the terms hereof shall control. The arbitration shall be governed by the Laws of Hong Kong and this Section 19(B), the award of the arbitration tribunal shall be final and binding and judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction.

(2) If either party hereto asserts that a Dispute has arisen, such asserting party shall give written notice (or notice as otherwise provided herein) thereof to the other party promptly following the asserting party having become aware that a Dispute has arisen. Any arbitration pursuant to this Section shall be conducted exclusively in Hong Kong.

(3) The arbitration shall be conducted by three (3) arbitrators, which arbitrators shall be selected in accordance with the Arbitration Rules, and at least one (1) of whom shall have had experience in the management and/or operation of hotels, or as a consultant in connection with the management and/or operation of hotels.

(4) In connection with any arbitration proceeding pursuant to this Section 19(B), (a) no arbitrator shall have been employed or engaged by a party hereto within the previous five (5) year period, (b) each arbitrator shall be neutral and independent of the parties to this Agreement, (c) no arbitrator shall be affiliated with any party’s auditors, (d) no arbitrator shall be employed by any hotel operator or an Affiliate of any hotel operator, and (e) no arbitrator shall have a conflict of interest with (including, without limitation, any bias towards or against) a party hereto. As used in this Agreement, the term “arbitrator” or “arbitrators” shall mean the one (1) member arbitration panel or the three (3) member arbitration panel, as applicable, described herein.

(5) The award of the arbitrators shall be accompanied by a statement of the reasons upon which the award is based. The arbitrators shall not have the power to modify this Agreement. Except in connection with claims by third parties for which a party is entitled to indemnification pursuant to this Agreement, the award may not include, and the parties hereto specifically waive, any right to an award of multiple, exemplary or punitive damages.

(6) The arbitrators may consolidate proceedings with respect to any Dispute under this Agreement with proceedings with respect to any related controversy under this Agreement. However, except as specifically set forth in the preceding sentence: (i) arbitration will be conducted on an individual, not a class-wide, basis; (ii) only Licensor (and/or its Affiliates and their respective officers, directors, owners, employees, agents and representatives, as applicable) and Licensee (and/or its Affiliates and their respective officers, directors, owners, employees, agents and representatives, as applicable) may be the parties to any arbitration proceedings described in this Section; and (iii) no such arbitration proceeding shall be consolidated with any other arbitration proceeding involving Licensor and/or any other Person or involving Licensee and/or any other Person.

(7) The parties hereto will cooperate in the exchange of documents relevant to any Dispute. Deposition or interrogatory discovery may be conducted only by agreement of such parties or if ordered by the arbitrators. In considering a request for such deposition or interrogatory discovery, the arbitrators shall take into account that the parties hereto are seeking to avoid protracted discovery in connection with any arbitration proceeding hereunder.

(8) Licensor and Licensee agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable Law or this Agreement, whichever expires earlier. Licensor and Licensee further agree that, in connection with any arbitration proceeding, each party must submit or file any claim which would constitute a counterclaim in respect of a claim in relation to which arbitration proceedings have been commenced within the same proceeding as the claims to which it relates. Any such counterclaim which is not submitted or filed will be forever barred.

(9) Notwithstanding anything to the contrary contained herein, Licensor and Licensee each have the right when deemed necessary to prevent irreparable injury pending resolution by arbitration of the actual Dispute to obtain temporary restraining orders and temporary or preliminary injunctive relief, from a court of competent jurisdiction; provided that Licensor and Licensee must contemporaneously submit their Dispute for arbitration on the merits.

(10) Subject to any injunctions or court orders during the course of the arbitration tribunal’s adjudication of this dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(C) Governing Law. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act 15 U.S.C. Sections 1051 et seq.), this Agreement shall, by this express agreement of the parties, be governed by, and construed and enforced in accordance with the Laws of Hong Kong, China, without regard to the conflicts of law provisions of the Laws of Hong Kong, China.

The parties hereto each hereby consents to the application of Hong Kong law to the construction, interpretation and enforcement of this Agreement, and to the application of Hong Kong law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies.

(D) Injunctive Relief. In connection with seeking temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction as provided in Section 19(B)(9), or in judicial proceedings related to Licensee’s use of the Licensed Marks, Licensee and its Affiliates, and their respective officers, directors, employees, and licensees agree to entry without bond of temporary and permanent injunctions and orders of specific performance enforcing any of the provisions of this Agreement.

(E) Consent to Jurisdiction. Licensee and Licensor agree that all judicial actions arising under this Agreement or otherwise as a result of the relationship between Licensee and Licensor that are not subject to arbitration or that pursuant to Section 19(B)(9) are carried on with a contemporaneous arbitration must be commenced, as applicable, in the courts of Hong Kong, the People’s Republic of China. Licensee and Licensor irrevocably submit to the jurisdiction of those courts and waive any objection Licensee or Licensor might have to either the jurisdiction of or venue in those courts. Licensor appoints: Clarson Services Limited, 41st Floor, Bank of China Tower, 1 Garden Road, Hong Kong to accept service in any proceedings which may be commenced pursuant to or in connection with this Agreement in the Hong Kong courts, or, to the extent required, before the Arbitration Body. Licensee appoints: RB Secretariat Limited, 20th Floor, Alexandra House, 16-20 Chater Road, Hong Kong to accept service in any proceedings which may be commenced pursuant to or in connection with this Agreement in the Hong Kong courts, or, to the extent required, before the Arbitration Body. A party must maintain such agent for service and may only change such agent with the written consent of the other party.

(F) Costs and Attorneys’ Fees. Licensee and Licensor agree that if either party seeks to enforce this Agreement in an arbitration, judicial or other proceeding, the prevailing party shall be entitled to its reasonable costs and expenses (including attorneys’ fees) incurred in connection with such arbitration, judicial or other proceeding.

(G) Waiver of Punitive Damages and Jury Trial. Except for the parties’ respective indemnification obligations under Section 20 with respect to any third party Claims, Licensor and Licensee waive to the fullest extent permitted by Law any right to or claim for any multiple, punitive or exemplary damages against the other and agree that, in the event of a dispute between Licensor and Licensee, the party making a claim will be limited to equitable relief and to recovery of any actual damages it sustains. Licensor and Licensee irrevocably waive trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by either of them.

(H) Limitations of Claims. Except for claims arising from Licensee’s nonpayment or underpayment of amounts Licensee owes Licensor or its Affiliates, any and all claims arising out of or relating to this Agreement or Licensor’s relationship with Licensee will be barred unless a proceeding is commenced within one (1) year from the date on which the party asserting the claim knew or should have known of the facts giving rise to the claim.

20. INDEMNIFICATION

(A) Indemnification by Licensee. Licensee shall Indemnify Licensor and its Affiliates and all of their respective directors, officers, employees, agents and representatives from and against all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) (“Claims”) incurred by any of them by reason of: (i) any breach by Licensee of any covenant or agreement made by it in this Agreement, (ii) any act or omission of Licensee or any officer, employee or agent of Licensee, whether or not incurred or committed in the operation of the Hotel, (iii) any failure by Licensee to provide all of the services contracted for in connection with the operations of the Hotel, to honor and fulfill all obligations of Licensee under any contract, commitment or obligation of Licensee, (iv) any failure by Licensee or its Affiliates or any officer, employee or agent of Licensee or its Affiliates, to obtain and maintain the applicable approvals, licenses and Permits required by any applicable Governmental Authority or Licensee, (v) any violation by Licensee or its Affiliates of any approvals, licenses or Permits relating to the Hotel, or (vi) the operation of the Hotel, including any death or personal injury or property damage occurring at the Hotel.

(B) Indemnification by Licensor. Licensor shall indemnify Licensee and its directors, officers, employees, agents and representatives from any Claims arising out of Licensor’s gross negligence, willful misconduct or breach of its obligations, representations or warranties under this Agreement.

(C) Method of Asserting Claims. Whenever any Claim shall arise for indemnification under this Section 20, the indemnified party will give prompt written notice to the indemnifying party of such Claim, stating the nature, basis and (to the extent known) amount thereof, and shall cooperate fully in the defense, settlement or compromise of such Claim; provided that failure to give prompt notice shall not jeopardize the right of the indemnified party to indemnification unless such failure shall have materially prejudiced the ability of the indemnified party to defend such Claim. The indemnifying party shall have the sole right to select counsel for the defense of such Claim, subject to the approval of the indemnified party (which approval shall not be unreasonably withheld) and to control the defense, settlement or compromise of such Claim. The indemnified party shall have the right to participate in (but not control) the defense of any such Claim, with its counsel and at its own expense. The indemnified party shall not settle or compromise any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party. The indemnifying party shall obtain the prior written approval of the indemnified party (which approval may not be unreasonably withheld) before ceasing to defend against such third party claim or entering into any settlement or compromise of such third party claim involving injunctive or similar equitable relief being asserted against any indemnified party and no indemnifying party will, without prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim, action or cause of action, suit or proceeding in respect of which indemnification may be sought thereunder (whether or not any such indemnified party is a party to such Claim, action or cause of action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of all such indemnified parties from all liability arising out of such Claim, action, suit or proceeding.

(D) Survival. The provisions of this Section 20 shall survive the termination of this Agreement for any reason.

21. CONDEMNATION AND CASUALTY

(A) Condemnation. Licensee shall, at the earliest possible time, give Licensor notice of any proposed taking by confiscation, condemnation, compulsory acquisition, or similar proceeding. If such taking is substantial enough in Licensee’s or Licensor’s reasonable judgment to render impractical the continued operation of the Hotel in accordance with Management Standards, this Agreement shall be terminated by either Licensor or Licensee to the other with effect from such time to be agreed and such termination shall be without any fee, cost, penalty or other liability (but subject to any obligations which, by the terms hereof, survive the termination). If such taking is non-substantial, the parties shall agree on a plan for repair, and Licensee shall promptly make whatever repairs and restoration may be necessary to make the Hotel conform substantially to the condition, character, and appearance immediately prior to such taking, according to plans and specifications approved as required by this Agreement. Licensee shall take all measures necessary to ensure that the resumption of normal operation of the Hotel is not unreasonably delayed.

(B) Casualty. If the Hotel is damaged or destroyed by fire or other cause and such damage or destruction necessitates the closing of the Hotel for a period in excess of thirty (30) days, Licensee shall have the right to terminate this Agreement if it elects not to repair or rebuild the Hotel upon written notice to Licensor given within sixty (60) days of such closing of the Hotel; provided, however, if subsequent to such notice and prior to the date on which the Term of this Agreement would otherwise have ended pursuant to this Agreement if such notice of termination had not been given, Licensee, any of its Affiliates, or any member of Licensee has a majority interest in or operates a hotel at the Licensed Location (the “Other Hotel”), which Other Hotel is not operated pursuant to a license or franchise from Licensor or any of its Affiliates, then in such event, Licensee shall be deemed to have wrongfully terminated this Agreement and Licensor shall be entitled to payment of a Termination Fee computed as provided in Section 15(B) based upon the period prior to the damage or destruction causing the closing.

22. GENERAL PROVISIONS

(A) Entire Agreement. This Agreement, together with the Manuals and the documents referred to herein, and the attachments hereto, if any, constitute the entire, full and complete agreement between Licensor and Licensee concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Licensee to execute this Agreement. No representations, inducements, promises, or agreements, oral or otherwise, not embodied in this Agreement or attached hereto (unless of subsequent date) were made by either party, and none shall be of any force or effect with reference to this Agreement or otherwise. Except as otherwise provided in this Agreement, no amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

(B) Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (collectively “Notices”), required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and personally delivered, or sent by facsimile (with a confirming copy mailed by registered mail as described herein), or by a recognized overnight courier service, or by registered mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

If to Licensee, to:	Melco Hotels and Resorts (Macau) Limited The Centrium Level 38, 60 Wyndham Street Hong Kong Attention: Company Secretary Telephone No.: +852 3151 3777 Facsimile No.:+852 3162 3740

If to Licensor, to:

Hard Rock Holdings Limited

c/o Hard Rock Café International (USA), Inc.

6100 Old Park Lane

Orlando, Florida 32835

Telephone No.: (407) 445-7625

Facsimile No.: (407) 445-7630

Attention: President and General Counsel

Notices shall be deemed received on the date of delivery if personally delivered, two (2) business days after sending if sent by facsimile or overnight courier service, or seven (7) business days after sending if sent by registered mail.

(C) Independent Contractor Status. This Agreement does not create a fiduciary relationship between the parties hereto, and Licensee is and shall, at all times, remain an independent contractor. Nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other party for any purpose. During the term of this Agreement, Licensee shall hold itself out to the public only as an independent contractor operating the business pursuant to a license from Licensor.

(D) Survival. Any covenant, representation, warranty, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

(E) Severability. Except as expressly provided to the contrary elsewhere herein, each section, part, term and/or provision of this Agreement shall be considered severable and shall be construed as independent of any other section, part, term and/or provision of this Agreement. If, for any reason, all or any part of any section, part, term and/or provision herein is held to be invalid, unenforceable, or in conflict with any applicable Law by a court or properly convened arbitrators having valid jurisdiction in an unappealed final decision to which Licensor is a party or by which Licensor may be bound, such shall not impair the operation of, or have any other effect upon, any other section, part, term and/or provision of this Agreement as may remain otherwise valid and enforceable, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, part, terms and/or provisions shall be deemed limited by construction in scope and effect to the minimum extent possible to render the same valid and enforceable.

(F) No Third Party Beneficiary. Except as provided herein, no provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right or any other right of any kind in any client, customer, affiliate, insurer, lender, shareholder, partner, officer, director, employee or agent of any party hereto, or in any other Person, and all terms and provisions hereof shall be personal solely among the parties to this Agreement and their proper successors and assigns.

(G) Waivers and Amendments. No failure by any party hereto to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement, and no breach thereof, shall be waived, altered or modified except by written instrument signed by the party to be charged therewith. No waiver of any breach of any covenant, agreement, term or provision of this Agreement shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect.

(H) Consents and Approvals.

(1) All consents and approvals which may be given under this Agreement shall be in writing. Unless a different standard is specified in a particular term or provision of this Agreement, any provision of this Agreement which specifies that a consent or approval by a party shall not be “unreasonably withheld or delayed”, must be “reasonably” given, or words of similar effect, shall entitle that party, in granting or withholding any such consent or approval, to consider the economic considerations of that party, the application of that party’s policies and procedures, public relations and publicity concerns of the parties, and Laws applicable to the parties.

(2) If, pursuant to this Agreement, any consent or approval by either party which may not be unreasonably withheld is alleged to have been unreasonably withheld, conditioned or delayed, then any dispute as to whether such consent or approval has been unreasonably withheld, conditioned or delayed shall be settled by arbitration in accordance with Section 19 hereof. In the event there shall be a final determination that such consent or approval was unreasonably withheld, conditioned or delayed so that such consent or approval should have been granted, the consent or approval shall be deemed granted and the party requesting such consent or approval shall not be entitled to damages or any other relief resulting therefrom.

(3) Informational Materials. In furtherance of the respective rights of the parties contained within this Agreement, including, without limitation, any right of approval or consent, or, in the case of Licensee, to exploit the Licensed Rights granted hereunder to Licensee, subject to this Agreement each party shall be entitled to receive from the other all materials and information in the possession or control of the other party reasonably requested to enable the requesting party to exercise the rights granted to such requesting party hereunder.

(I) Expenses. Except to the extent otherwise provided herein, each party hereto will bear its own costs, expenses and fees, including, without limitation, the fees and expenses of their respective legal counsel, in connection with the negotiation, preparation and execution of this Agreement, and in connection with all due diligence reviews and investigations conducted by such party prior to the execution of this Agreement.

(J) Assignment. Subject to the provisions of Section 17 hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

(K) Headings. The section and other headings contained herein are for convenience of reference only, and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

(L) Language. All manuals, materials and other information and assistance furnished by Licensor under the provisions hereof shall be expressed in the English language. The parties hereto confirm that it is their wish that this Agreement as well as all other documents relating hereto, including notices, have been and shall be drawn up in the English language only.

(M) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(N) Public Announcements. No notices to third parties or other publicity, including press releases, concerning the existence of this Agreement or any of the transactions contemplated hereby shall be made by a party hereto or their respective Affiliates unless agreed to by the other party (any such consent not to be unreasonably withheld), except to the extent required by Law.

(O) No Solicitation. Licensor and Licensee, on behalf of itself and its Affiliates, each agree not to, directly or indirectly, solicit the employment of any individual who has an active management position with the other party hereto or any of its Affiliates, without the written consent of the other party hereto, which consent may be granted or withheld in the other party’s sole discretion.

(P) Cumulative Remedies. All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

23. PARTIES ACKNOWLEDGEMENTS AND REPRESENTATIONS

Each party acknowledges that the other party has made no warranties or representations except as specifically provided in this Agreement and that it did not rely on any promises, representations or agreements about the other party or the license not expressly contained in this Agreement in making its decision to sign this Agreement. Each party further represents and warrants that the other party and its representatives have not made any promises, representations or agreements, oral or written, except as expressly contained in this Agreement. Each party assumes no liability or obligation to the other party, by providing any waiver, approval, consent or suggestion in connection with this Agreement.

Each party acknowledges that the business venture contemplated by this Agreement involves substantial business risks, and its success will be largely dependent upon its ability as an independent businessman. Each party expressly disclaims the making of, and the other party acknowledges that it has not received, any warranty or guaranty, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

Each party acknowledges that it has read and understood this Agreement, the attachments hereto, if any, and agreements relating thereto, if any, and that it has had ample time and opportunity to consult with advisors and legal counsel of its own choosing about the potential benefits and risks of entering into this Agreement. Each party acknowledges that it has had an opportunity to negotiate, and has fully negotiated, the essential stipulations of this Agreement and that such stipulations were not unilaterally imposed on it by the other party.

24. REGISTRATION OF LICENSOR IN MACAU

(a) Unless the Licensor’s and Licensee’s respective local counsel in Macau both advise otherwise, Licensor shall register its business as a service provider with the Direcção dos Serviços de Finanças de Macau (the “Macau Finance Department”) as soon as reasonably practicable after the date hereof. Licensor acknowledges that it is a condition to the payment of any Fee hereunder that Licensee receives a certified true copy of the relevant registration certificate issued by the Macau Finance Department with respect to the registration of Licensor. Licensor shall after such registration duly file the required annual tax returns in respect of all its income/fees arising from the businesses as conducted in Macau, or any taxes, levies, imposts, deductions, charges, withholdings and duties (including stamp and transaction duties), together with any related interest, penalties, fines and other statutory charges (collectively “Taxes”) that may be levied by the Macau Finance Department due to the development or deemed development of such businesses in Macau.

(b) If applicable, Licensor must, upon request, immediately deliver to Licensee the certified copy of the registration application referred in Section 24(a) with acknowledgement of receipt by the Macau Finance Department, which shall be kept in Licensee’s files.

(c) Licensor undertakes to inform Licensee of all relevant tax matters in connection with the development or deemed development of its businesses in Macau by virtue of this Agreement, including but not limited to the amount of Taxes levied in relation to the development or deemed development of its businesses in Macau as contemplated under this Agreement and the time of payment of such Taxes. Licensor shall be responsible for payment of all relevant Taxes (including but not limited to any interests for late payment, fines or penalties) levied by the Macau Finance Department in relation to the development or deemed development of Licensor’s businesses in Macau as contemplated under this Agreement and all costs in relation to the registration application and filing of the annual tax returns as referred in Section 24(a) above.

(d) Any of the Taxes required by law to be deducted in respect of sums payable under this Agreement by Licensee to Licensor, including, for the avoidance of doubt, the Fees, shall be for the account of Licensor (with Licensee being under no obligation to gross-up any payment made to Licensor).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, effective as of the date first set forth above.

LICENSOR:

HARD ROCK HOLDINGS LIMITED

By:	/s/
Name:	Jay Wolskzak
Its:	Director

LICENSEE:

MELCO PBL GAMING (MACAU) LIMITED

By:	/s/
Name:	Frank Tsui
Its:	Director

EXHIBIT A

HARD ROCK HOLDINGS LIMITED, TRADEMARKS IN MACAU

MARK	APP. NO.	APP. DATE	REG. NO.	REG. DATE.	GOODS/SERVICES
HARD ROCK CASINO & Design	N/21816	March 30, 2006			Clothing
HARD ROCK CASINO & Design	N/21817	March 30, 2006			Casino and live music services
HARD ROCK CASINO & Design	N/21818	March 30, 2006			Restaurant and hotel services
HARD ROCK CASINO	N/21688	March 27, 2006			Clothing
HARD ROCK CASINO	N/21689	March 27, 2006			Casino and live music services
HARD ROCK CASINO	N/21690	March 27, 2006			Restaurant and hotel services
HARD ROCK HOTEL & CASINO	N/25344	Nov 20, 2006			Clothing
HARD ROCK HOTEL & CASINO	N/25345	Nov 20, 2006			Casino and live music services
HARD ROCK HOTEL & CASINO	N/25346	Nov 20, 2006			Restaurant and hotel services
HARD ROCK HOTEL/CASINO	N/25552	Nov 29, 2006			Clothing
HARD ROCK HOTEL/CASINO	N/25553	Nov 29, 2006			Casino and live music services
HARD ROCK HOTEL/CASINO	N/25554	Nov 29, 2006			Restaurant and hotel services

The following word marks may also be used in association with the Licensed Marks described above:

Love All, Serve All

Save the Planet

Take Time to Be Kind

All is One

No Nuclear Weapons or Drugs

EXHIBIT B

RETAIL LEASE AGREEMENT TERMS

A. White Box Requirements

General

1.	Landlord acknowledges the market theme of rock ‘n roll music and entertainment played and promoted in and through the “Hard Rock Café” throughout the world. Landlord further acknowledges and agrees that the Landlord shall not attempt to restrict or impede Tenant’s use of the Premises in furtherance of its rock ‘n roll music and entertainment theme, provided Tenant’s promotion of this rock ‘n roll music and entertainment theme complies with the applicable Laws and is not conducted in such a way as to become a nuisance to any other Tenants, taking into consideration and allowing for the nature of and style of Tenant’s business.

2.	Landlord shall provide a lease area that is free from any hazardous substances or materials. Landlord shall provide any and all certificates that may be required by the local jurisdiction or any other governing agency.

3.	Landlord shall provide access to all adjacent and remote spaces as required for the completion of the Hard Rock tenant build out.

4.	Landlord shall provide Hard Rock staff access to Hotel employee washrooms.

5.	Landlord shall provide sufficient space and accommodation, in accordance with the requirements of the local jurisdiction or any other governing agency, for the access, handling, interim storage and delivery of all merchandise to the Hard Rock premise.

6.	Landlord shall provide adequate refuse disposal facilities for the removal of all trash and waste generated by Hard Rock.

7.	Landlord shall provide every available assistance in obtaining all required local jurisdiction and any other governing agency approvals necessary for the construction and operation of the Hard Rock retail.

8.	Landlord shall obtain the local jurisdiction and any other government agency approvals for all agreed Hard Rock exterior signage including but not limited to signs, awnings, flags, icons and marquees. Landlord shall provide electrical service and all structural supports for the Hard Rock signs. The signage will be supplied and installed by the Hard Rock.

9.	Landlord shall designate an area for temporary construction trailer and material storage, receiving and handling for use by Tenant in connection with its construction of Tenant improvements.

10.	To ensure A/V compatibility with related public spaces, Landlord shall provide one 1” conduit and input feed from the hotel main A/V room. Hard Rock will terminate the wire to its audio rack to allow for connectivity with the hotel A/V system.

Shell Specification

1.	Landlord shall provide a premise that includes all exterior windows, storefronts and doors and which is structurally sound and watertight. The premise shall comply with the local jurisdiction’s requirements or any other governing agency for the intended use. Landlord shall be responsible for maintaining the integrity of the exterior skin, windows and envelope of the building.

2.	Landlord shall provide all fire separations between the Hard Rock premise and all adjacent areas as required by the local jurisdiction and any other governing agency.

3.	Landlord shall provide all shell demising walls in a paint ready condition.

4.	Landlord shall provide all acoustical attenuation between tenant demises.

5.	Adequate means of escape shall be provided from the premise based on the local regulations and the known Hard Rock use of the space.

6.	Landlord shall provide a flat and level concrete floor slab consistent with ACI standards for new restaurant construction, without dips, spalling, or defects. Slab shall be a hard trowel finish suitable for the future application of concrete stain floor finishes. Slab shall not be treated with any penetrating cure or seal compound. All control joints shall be neatly cut with no excessive spalling.

7.	Landlord shall have a structural engineer registered in Macau certify that the floor’s structural system is adequate to support a live load of 100 lbs. per square foot. Landlord shall provide slab placement during Tenant’s construction, as required by Tenant’s construction schedule.

8.	Landlord shall provide a fully accessible and adequately illuminated route for the public into the Hard Rock leased space.

9.	Landlord shall route all hotel systems and utilities to avoid conflict with Hard Rock improvements.

Services

1.	Landlord shall provide fire protection service to the Hard Rock lease space. The fire service systems will be in compliance with requirements under Macau law and the sprinkler system will be in accordance with Loss Prevention Council Rules for Automatic Sprinklers for proper flow at required pressure to accommodate total fire protection coverage of the Hard Rock leased space. Podium fire protection is designed to IBC standards, levels above are designed to Macau Fire Brigade standards. Hard Rock to make adjustments to the fire protection system as required coordinating with its design.

2.	Landlord shall provide new central HVAC equipment to meet Hard Rock’s specifications and all required structural supports and ducting to the Premises. Landlord shall provide sufficient roof or ancillary space for Hard Rock’s equipment, exhaust fans and make-up air units and shall provide screening for the equipment as may be required by the local jurisdiction, development agreements or as needed to satisfy design requirements.

3.	Landlord shall provide metered power to a switch room in or adjacent to the premises at a capacity comparable to an electrical service sized at 200 AMP 120v single Phase for a premise area of 1,000 SF.

4.	Landlord shall provide two (2) 1” conduit for phone cables and fiber optic to the premises.

B. Material Terms

Standard Lease Terms

Term
10 yrs (Co terminus with Hotel Licence)

Commencement
When Hotel opens for business

Surrender
Broom clean normal wear & tear. Landlord’s improvements only

Rent
7% of sales

% Rent
	Exclusions	Credit Card Charges
Off site Sales
Transfers
Charitable costs
Bad debts
Employee discounts

Payable
		Monthly	(year end adjustments plus interest)

Expenses

Use
Restaurant/nightclub with/without bar & merch

Landlord’s work
Standard HRC white box spec

Tenant Improvements and fit-out costs
Tenant expense subject to Landlord payment of 50% up to maximum Landlord contribution of USD$1,000,000

Signage
Local jurisdiction’s approval before lease signed or full cancellation

Maintenance & Repairs
Landlord responsible for structure, weatherprf & common areas
Self help rights

Damage & Restoration
Tenant termination right if untenable for 90 days

Condemnation
	Termination	5% Tenant’s Floor area
Access
Parking
30% Landlord’s floor area

Default & Termination
	By Tenant	Differentiate between monetary non-monetary
Written notice
Reasonable cure period
Min occupancy standard for Landlord

Assignment & Subletting
	Automatic	To affiliated company

	Permission	Landlord’s consent not to be unreasonably withheld

Insurance
	By Landlord	As per Hotel License.

Tenants Rights
	Cancellation	Business license
Liquor license
Landlord over 90 days late with work
Breaches Landlord covenants

Other Items
No relocation without protection

License
Tenant to enter into license agreement with Licensor for use of Licensed Marks

*** END OF EXHIBIT B***

EXHIBIT C

FORM OF MEMORABILIA LEASE

Attached hereto.

C-1

EXHIBIT D

CAFÉ LEASE AGREEMENT TERMS

A. White Box Requirements

General

1.	Landlord acknowledges the market theme of rock ‘n roll music and entertainment played and promoted in and through the “Hard Rock Café” throughout the world. Landlord further acknowledges and agrees that the Landlord shall not attempt to restrict or impede Tenant’s use of the Premises in furtherance of its rock ‘n roll music and entertainment theme, provided Tenant’s promotion of this rock ‘n roll music and entertainment theme complies with the applicable Laws and is not conducted in such a way as to become a nuisance to any other Tenants, taking into consideration and allowing for the nature of and style of Tenant’s business.

2.	Landlord shall provide a lease area that is free from any hazardous substances or materials. Landlord shall provide any and all certificates that may be required by the local jurisdiction or any other governing agency.

3.	Landlord shall provide access to all adjacent and remote spaces as required for the completion of the Hard Rock Café tenant build out.

4.	Landlord shall provide a flat and level concrete floor slab consistent with ACI standards for new restaurant construction, without dips, spalling, or defects.

5.	Landlord shall provide sufficient space and accommodation, in accordance with the requirements of the local jurisdiction or any other governing agency, for access, handling, delivery of all food and merchandise to the Hard Rock Café and for interim storage.

6.	Landlord shall provide adequate refuse disposal facilities for the removal of all trash and waste generated by the Hard Rock Café.

7.	Landlord shall provide every available assistance in obtaining all required local jurisdiction and any other governing agency approvals necessary for the construction and operation of the Hard Rock Café.

8.	Landlord shall obtain the local jurisdiction and any other government agency approvals for all agreed Hard Rock Café exterior signage including but not limited to signs, awnings, flags, icons and marquees. Landlord shall provide electrical service and all structural supports for the Hard Rock Café signs. The signage will be supplied and installed by the Hard Rock Café.

9.	Landlord shall designate an area for temporary construction trailer and material storage, receiving and handling, for use by Tenant in connection with its construction of Tenant improvements.

Shell Specification

1.	Landlord shall provide a building that includes all exterior windows, storefronts and doors and which is structurally sound and watertight. The building shall comply with the local jurisdiction’s requirements or any other governing agency for the intended use. Landlord shall be responsible for maintaining the integrity of the exterior skin, windows and skin of the building.

2.	Landlord to provide all fire separations between the Hard Rock Café and all adjacent areas as required by the local jurisdiction and any other governing agency.

3.	Landlord shall provide fire rated shafts, ductwork within shaft and all fire rated assemblies up to the roof (including roof curbs and flashing) or exterior in accordance with the local jurisdiction or any other governing agency for the Hard Rock Café grease exhaust system, make-up air system, dishwasher exhaust, HVAC system, and restroom exhaust.

4.	Landlord shall provide all shell demising walls in a paint ready condition.

5.	Landlord shall provide all acoustical attenuation between tenant demises.

6.	Adequate means of escape shall be provided from the shell based on the local regulations and the known Hard Rock Café use of the space.

7.	Landlord shall have a structural engineer registered in Macau certify that the floor’s structural system is adequate to support a live load of 100 lbs. per square foot and an additional dead load of 35 lbs. per square foot. Landlord shall provide slab placement during Tenant’s construction, as required by Tenant’s construction schedule.

8.	To the extent that the Project is located in a multi-tenant or multi-purpose development, Landlord shall, at its expense, include Hard Rock Café signage in such of the public directories located within the development as the Landlord reasonably determines. Landlord will permit, subject to reasonable approval, the use of supplemental directional signage provided and installed by Hard Rock Café.

9.	Landlord shall provide a fully accessible and adequately illuminated route for the public into the Hard Rock Café leased space.

Services

1.	Landlord shall provide potable water supply at adequate PSI and capacity in compliance with the local jurisdiction’s requirements or any other governing agency to the Hard Rock Café leased premises.

2.	Landlord shall provide a metered gas supply within the premises at a location coordinated with Hard Rock’s design. All work shall be in compliance with the local jurisdiction’s requirements or any other governing agency. The gas supply shall provide adequate capacity for reasonable cooking loads for a typical Hard Rock Café of similar size. .

3.	Landlord to provide a sanitary sewer line in compliance with the local jurisdiction’s requirements or any other governing agency. Sewer shall be adequate in capacity and supplied within the premises at a location coordinated with the Hard Rock design.

4.	Landlord to provide a grease interceptor sized as required by the local jurisdiction or any other governing agency for the anticipated load.

5.	Landlord shall provide fire protection service to the Hard Rock Café lease space. Whenever possible, service shall be sized in accordance with NFPA 13 and Factory Mutual Standards for proper flow at required pressure to accommodate total fire protection coverage of the Hard Rock Café leased space. Podium fire protection is designed to IBC standards, levels above are designed to Macau Fire Brigade standards. Hard Rock to make adjustments to the fire protection system as required coordinating with its design.

6.	Landlord shall provide new central HVAC equipment to meet Hard Rock’s specifications and all required structural supports and ducting to the Premises. Landlord shall provide sufficient roof or ancillary space for Hard Rock’s refrigeration equipment, exhaust fans and make-up air units and shall provide screening for the equipment as may be required by the local jurisdiction, development agreements or as needed to satisfy design requirements.

7.	Landlord shall provide metered power to a switch room in or adjacent to the premises at a capacity comparable to an electrical service sized at 800 AMP 480v 3 Phase for a premise area of 8.000 SF. The service may decrease or increase up to 20% based on the calculated demand load of the Hard Rock Café.

8.	Landlord shall provide conduit for phone cables and fiber optic to the premises.

9.	Landlord shall allow for the installation of a satellite dish (complete with all necessary planning consents) at a technically suitable location at roof level. A dedicated and fully accessible cable riser shall be provided to link between the roof mounted dish and the electrical switch room.

B. Material Terms

Standard Lease Terms

Term
10 yrs (Co terminus with Hotel License)
Commencement
When Hotel opens for business
Surrender
Broom clean normal wear & tear. Landlord’s improvements only
Rent
7% of sales
% Rent
	Exclusions	Credit Card Charges
Off site Sales
Transfers
Charitable costs
Bad debts
Employee discounts

Payable
		Monthly		(year end adjustments plus interest)
Expenses
	CAM	Define	(Right to Audit)
Use
Restaurant/nightclub with/without bar & merch
Landlord’s work
Standard HRC white box spec
Tenant Improvements and fit-out costs
Tenant expense subject to Landlord payment of 50% up to maximum Landlord contribution of USD$2,000,000
Signage
Local jurisdiction’s approval before lease signed or full cancellation
Maintenance & Repairs
Landlord responsible for structure, weatherprf & common areas
Self help rights
Damage & Restoration
Tenant termination right if untenable for 90 days
Full rent abatement
Condemnation
	Termination	5% Tenant’s Floor area
Access
Parking
30% Landlord’s floor area
Default & Termination
	By Tenant	Differentiate between monetary non-monetary
Written notice
Reasonable cure period
Min occupancy standard for Landlord

Assignment & Subletting
	Automatic	To affiliated company

	Permission	Landlord’s consent not to be unreasonably withheld

Insurance
	By Landlord	As per Hotel License

Tenants Rights
	Cancellation	Business license
Liquor license
Landlord over 90 days late with work
Breaches landlord covenants

Other Items
No relocation without protection

License
Tenant to enter into license agreement with Licensor for use of Licensed Marks

*** End of Exhibit D***

EXHIBIT E

CONCEPTUAL DESIGN DRAWINGS

The Conceptual Design Drawings conceived to date are those prepared by Arquitectonica and Gettys Group and scheduled for review by Licensor and Licensee in Macau on January 10, 2007. The program statistics set forth below depict programmatic components for the Hotel, but do not reflect an approved design. The design necessary to assemble the program elements into a Comprehensive Project Design will be accomplished during the ensuing design phases, subject to Licensor’s approval, as provided in Section 5(A) of the Agreement.

The Hotel will include the following components:

•	Hotel tower containing approximately 366 rooms, including two rock star suites

•	Feature pool containing large resort pool, hot tubs, play area, cabanas and pool bar

•	Lobby with group check in and VIP check in

•	Lobby bar/lounge

•	3 meal restaurant

•	Fitness center with changing and treatment rooms

•	Hard Rock Hotel retail store

•	Hotel restrooms

•	Meeting rooms and pre-function areas

•	Hard Rock Café

•	Hard Rock Café retail store

•	Hard Rock Café restrooms

•	With contiguous corridors to Hard Rock Casino

•	Rooftop SkyBar, with dedicated elevator lift

•	Sufficient Back of House for operations of the Hard Rock programmatic elements

Without limiting Licensor’s rights under this Agreement, Licensee specifically acknowledges and agrees that the following elements of the Comprehensive Project Design require the approval of Licensor (“Approval Items”):

(i)	floor treatment and railing to delineate Hard Rock Hotel area;

(ii)	location of internal signage and directional signage within the Hotel;

(iii)	design and content of exterior signage, including use and display of Licensed Marks; provided that the size and positioning of exterior signage shall be consistent with exterior signage of the other hotels in the “City of Dreams” complex, including Crown and Hyatt;

(iv)	Guest Room and public space FF&E

(v)	Hard Rock Elements; and

(vi)	interior design of corridors/passageways connecting the Hotel and the Casino, or connecting the Hotel to any adjacent public space.

E-1

EXHIBIT F

LICENSED LOCATION

PART OF THE CITY OF DREAMS LAND, ON WHICH THE HARD ROCK HOTEL & CASINO WILL BE CONSTRUCTED, BEING THAT PART IDENTIFIED ON THE PLANS ANNEXED TO THIS EXHIBIT F.

[graphics omitted]

EXHIBIT G-1

2006 TECHNICAL SERVICES EXPENSES

Expenses to be reimbursed by Licensee for costs relating to both the Hotel and the Casino incurred through December 31, 2006 are as follows:

Travel (Airfare, Taxi, Parking)	$9,374.06
Lodging	$5,253.17
Meals	$1,088.68
Phone	$118.38

$15,834.29

G-1-1

EXHIBIT G-2

TECHNICAL SERVICES BUDGET

G-2-1

Hard Rock Casino and Hotel - Macau

Hard Rock Project Development - Technical Services

Estimate of Reimbursable Expenses

27-Dec-06

The following reimbursable expenses are based on travel in support of Technical Services from January 2007 through February 2009 according to the attached detail.

Airfare	$335,500
Lodging	$117,200
Meals, Auto, Misc	$50,000
Dwg Reproduction, Misc. Expenses	$13,000

$515,700

G-2-2

Hard Rock Casino and Hotel - Macau

Hard Rock Project Development - Technical Services

Estimate of Reimbursable Expenses

27-Dec-06

	International Travel					Domestic US Travel					Misc Expenses	TOTAL COST
Month	# Flights	Airfare	# Rm Nights	Lodging	Meals, auto, misc.	# Flights	Airfare	# Rm Nights	Lodging	auto, misc.
Unit Cost		$7,500		$500	$200		$500		$400	$200

Jan-07	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
Feb	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
Mar	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
Apr	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
May	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jun	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jul	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Aug	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Sep	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Oct	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Nov	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Dec	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jan-08	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Feb	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Mar	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Apr	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
May	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jun	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100
Jul	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Aug	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Sep	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Oct	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Nov	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Dec	3	$22,500	12	$6,000	$2,400	1	$500	3	$1,200	$600	$500	$33,700
Jan-09	2	$15,000	8	$4,000	$1,600	1	$500	3	$1,200	$600	$500	$23,400
Feb	1	$7,500	4	$2,000	$800	1	$500	3	$1,200	$600	$500	$13,100

Totals		$322,500		$86,000	$34,400		$13,000		$31,200	$15,600	$13,000	$515,700

G-2-3